Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

AMONG

UCB S.A.,

ZINC MERGER SUB, INC.

AND

ZOGENIX, INC.

DATED AS OF

JANUARY 18, 2022

ii

Annex I	Offer Conditions
Exhibit A	Form of CVR Agreement
Exhibit B	Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 18, 2022, among UCB S.A., a société anonyme formed under the laws of Belgium (“Parent”), Zinc Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Zogenix, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the sole stockholder of Merger Sub is UCB Biosciences, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent;

WHEREAS, on the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (as it may be extended, amended or supplemented from time to time in accordance with this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”), other than Excluded Shares (as defined below), for (i) $26.00 per Share, net to the seller in cash, without interest (the “Closing Amount”), plus (ii) one contingent value right per Share (each, a “CVR”) representing the right to receive a contingent payment, net to the seller in cash, without interest, upon the achievement of the milestone set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as defined below) (the Closing Amount plus one CVR, collectively, or any greater amount per Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”);

WHEREAS, as soon as practicable following the consummation of the Offer, the parties hereto intend that Merger Sub will be merged with and into the Company, without a vote of the stockholders of the Company, pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time (as defined below), and (iv) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares into the Offer.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent, Merger Sub or one or more of their respective Affiliates) from any Person or group that contemplates or otherwise relates to: (i) any merger, consolidation, amalgamation, share exchange, business combination, asset purchase, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction that would result in such Person or group, directly or indirectly, acquiring beneficial ownership of (A) 20% or more of any class of voting equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (B) businesses or assets (including capital stock of the Subsidiaries of the Company) that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (ii) any sale or license of, or joint venture or partnership with respect to, Fintepla®.

“Action” means any action, cause of action, claim, litigation, suit, citation, summons, subpoena, investigation, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel, in each case of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Anti-Corruption Laws” means all Laws applicable to the Company and its Subsidiaries concerning or relating to bribery, corruption, fraud, or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Antitrust Law” means the HSR Act and any other applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Brussels, Belgium are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any labor organization or other authorized employee representative representing Service Providers, on the other hand.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2020.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means any employee of the Company or any of its Subsidiaries, including any individual engaged through a third party professional employer organization to perform services on behalf or for the benefit of the Company or any of its Subsidiaries.

“Company Insurance Policies” means all insurance policies, self-insurance programs and arrangements and fidelity bonds maintained by the Company or any of its Subsidiaries.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is materially adverse to: (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries; provided that, for purposes of the foregoing clause (i), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, (B) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, (C) changes of applicable Law (or the interpretation thereof) or general regulatory conditions or changes in GAAP or other applicable accounting standards (or the interpretation thereof) (it being understood and agreed that this clause (C) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws, GAAP or any other accounting standards), (D) changes in general political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), or epidemics or pandemics (including COVID-19 and any COVID-19 Measures) or earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (E) the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement or the identity of Parent (or any of its Affiliates) as the acquirer of the Company, including, in each case to the extent directly resulting therefrom, (x) any termination or potential termination of (or the failure or potential failure to renew or enter into) any Contract with, or (y) other negative development (or potential negative development) in any relationship with, in each case of subclauses (x) or (y), any customer, supplier, distributor or other business partner of the Company or any of its Subsidiaries (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder), (F) any action taken by the Company at the written request of Parent that is not expressly required to be taken by the terms of this Agreement, the taking of any action expressly required by the terms of this Agreement (other than pursuant to clause (1) or clause (2) of Section 7.01), or the failure of the Company to take any action that the Company is expressly prohibited by the terms of the Agreement from taking, (G) changes in the market price or trading volume of the Shares, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or financial results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, financial plans or forecasts of its revenues, earnings or other financial performance or financial results of operations, in and of itself (but not, in each case in this clause (G), the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition), and (H) changes in general conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; provided, further, that with respect to the foregoing clauses (A), (B), (C), (D) and (H), any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred; or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Company Product” means any drug, device, or combination product (as such terms are defined under the FDCA or comparable foreign applicable Laws) or product candidate, whether in investigational stage or commercialized, in each case researched, developed, tested, made, manufactured, sold, offered for sale, shipped, distributed, commercialized, imported, exported, marketed, promoted, or otherwise used in the business of the Company or any of its Subsidiaries, including (i) Fintepla® and (ii) any product comprised of or containing (whether individually packaged or formulated or copackaged or coformulated) both of the active pharmaceutical ingredients deoxycytidine (dC) and deoxythymidine (dT), otherwise known as MT1621.

“Company PSU” means each performance-based restricted stock unit granted or issued pursuant to any Equity Incentive Plan.

“Company RSU” means each restricted stock unit granted or issued pursuant to any Equity Incentive Plan.

“Company Stock Awards” means the Company PSUs, the Company RSUs and the Company Stock Options.

“Company Stock Option” means each option (or portion thereof) to acquire Shares granted or issued pursuant to any Equity Incentive Plan.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 25, 2021 and amended as of January 3, 2021, between the Company and UCB Biopharma SPRL, an Affiliate of Parent.

“Consulting Agreement” means each consulting agreement between the Company or any of its Subsidiaries, on the one hand, and any Independent Contractor, on the other hand.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation, Parent or any of their respective Affiliates continues without interruption after the Effective Time.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, commitment or undertaking, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Convertible Notes” means the Company’s 2.75% Convertible Senior Notes due 2027 issued under the Convertible Notes Indenture.

“Convertible Notes Indenture” means that certain Indenture, dated as of September 28, 2020, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement.

“Copyrights” means any writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any intensification, evolution, mutation or variant thereof or related or associated epidemic, pandemic or disease outbreak.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other similar applicable Law, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19.

“CSA” means the U.S. Controlled Substances Act.

“CVR Agreement” means a Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit A, to be entered into between Parent and the Rights Agent, with such revisions thereto as may be requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any holder of a CVR.

“DEA” means the U.S. Drug Enforcement Administration or any successor agency thereto.

“DTC” means The Depository Trust Company.

“Effect” means any event, state of facts, circumstance, change, occurrence, development, condition or effect.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits, and any plan maintained under Section 401(k) of the Code), in each case (A) whether or not written and (B) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or their dependents, or for which the Company or any of its Subsidiaries has or would be reasonably expected to have any current or future liability (in each case, other than any statutory plan, program or arrangement that is required under applicable Law, other than any federal, state or local Laws of the United States, and maintained by any Governmental Authority). The term “Employee Plan” includes any plans, programs, policies and arrangements sponsored or maintained by a third party professional employer organization in which current or former Service Providers are eligible to participate in connection with their service to the Company or any of its Affiliates.

“Employment Agreement” means each employment agreement or offer letter between the Company or any of its Subsidiaries, on the one hand, and any current or former Company Employee, on the other hand.

“Environmental Laws” means any applicable Laws or any agreement with any Governmental Authority or other Person, concerning public health and safety, worker health and safety, exposure to Hazardous Substances, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance or otherwise regulated materials, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, odor, toxic mold, radiation or radon.

“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Incentive Plans” means, collectively, the Company’s 2010 Equity Incentive Award Plan, the Company’s Employment Inducement Equity Incentive Award Plan and the Company’s 2021 Employment Inducement Equity Incentive Award Plan, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such first Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exploit” (and correlate terms such as “Exploitation” or “Exploited”) means to research, develop (including seeking, obtaining or maintaining Regulatory Approval), test, manufacture, have manufactured, produce, fill, finish, package, label, import, export, use, have used, sell, offer for sale, have sold, prescribe, administer, commercialize, register, store, hold or keep (whether for disposal or otherwise), transport, ship, distribute, promote, market, price, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.

“Federal Healthcare Program” has the meaning specified in 42 U.S.C. § 1320a-7b(f) and includes the Medicare, Medicaid and TRICARE programs and any other similar federal, state or local governmental program.

“Finance Documents” means the term facility agreement dated on or around the date of this Agreement, among, inter alios, Parent and UCB Biopharma SRL as borrowers, BNP Paribas Fortis SA/NV and Barclays Bank PLC as arrangers, BNP Paribas Fortis SA/NV as agent and the original lenders named therein (and as amended, amended and restated, or replaced from time to time).

“Financing Adverse Event” means (i) any material breach or default by any party to the Finance Documents of which Parent has actual knowledge, (ii) the receipt of any written notice from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to the Finance Documents of any provisions of the Finance Documents or the definitive agreements with respect to the Financing (other than as a consequence of the expiry of the availability period in accordance with the terms of the Finance Documents), or (iii) Parent otherwise determining in good faith that it will not be able to obtain all or any material portion of the amount of the Financing under the Finance Documents reasonably necessary, when taken together with all other sources of funding available for payment of the aggregate Closing Amount, for the payment thereof at the Acceptance Time and on the Closing Date.

“Financing Conditions” means the conditions precedent set forth in or referenced in Clause 4.1 of the Finance Documents or such equivalent conditions precedent in the Finance Documents following any amendment, restatement or replacement of the Finance Documents.

“Financing Sources” means the financial institutions identified in the Finance Documents, collectively with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and Representatives, any substitute, replacement or alternative financial institution permitted by Section 9.08, and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States or, if applicable, with respect to any Subsidiaries of the Company formed or incorporated outside the United States, the generally accepted accounting principles in such applicable jurisdiction of formation or incorporation.

“Good Clinical Practice” means the applicable Laws governing the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including, as applicable, as promulgated by the FDA in 21 C.F.R. Parts 50, 54, 56 and 312, or any comparable foreign applicable Laws, as well as the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) E6(R2) Good Clinical Practice Guideline, to the extent the ICH have the force and effect of Law.

“Good Laboratory Practice” means the applicable Laws governing the conduct of nonclinical laboratory studies, including, as applicable, as promulgated by the FDA in 21 C.F.R. Part 58, or any comparable foreign applicable Laws.

“Good Manufacturing Practice” means the applicable Laws governing the manufacturing and quality of active pharmaceutical ingredients, finished pharmaceutical products, other components in finished pharmaceutical products, and packaging and labeling materials, including, as applicable, as promulgated by the FDA in 21 C.F.R. Parts 210 and 211, or any comparable foreign applicable Laws.

“Governmental Authority” means (i) any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality and (ii) any entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, including any notified body licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive 93/42/EEC, the EU Medical Devices Regulation (EU) 2017/745, and applicable harmonized standards.

“Hazardous Substance” means (i) substances that are defined or listed, in, or otherwise regulated pursuant to applicable Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (vii) infectious waste.

“Healthcare Laws” means (i) all U.S. federal and state fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (ii) the administrative simplification provisions of HIPAA (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, (iii) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the SSA and the regulations promulgated thereunder, (iv) the U.S. federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of transfers of value by pharmaceutical manufacturers to healthcare providers and regulations promulgated thereunder, (vi) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the PHSA, the VA Federal Supply Schedule (38 U.S.C. § 8126), TRICARE (10 U.S.C. Section 1071 et seq.) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (vii) the FDCA, the PHSA, the CSA, and all statutes, rules and regulations of applicable Governmental Authorities applicable to the ownership, testing, research, development, manufacture, quality, safety, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products or controlled substances, including pharmacovigilance rules, Good Clinical Practice, Good Laboratory Practice and Good Manufacturing Practice, and (viii) any foreign equivalent Laws in respect of any of the foregoing, including, in the case of the European Union, any such equivalent Laws of the European Union and the corresponding implementing national rules of each member thereof.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Licenses” means all (i) non-exclusive licenses contained in shrink-wrap, click-wrap, click-through or other similar Contracts for commercial off the shelf computer software and related services that are generally available on nondiscriminatory pricing terms and (ii) non-exclusive licenses that are merely incidental to the transaction contemplated in any Contract, the commercial purpose of which is primarily for something other than such license, and which licenses are not material to the business of the Company or any of its Subsidiaries, such as (A) a sales or marketing Contract that includes a license to use the Trademarks of the Company or its Subsidiaries for the purposes of promoting the Company’s or its Subsidiaries’ products or services, (B) the portion of a vendor Contract that permits the applicable vendor to identify the Company or its Subsidiaries as customers of the vendor or (C) the portion of a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that contains a license of Intellectual Property Rights.

“Indemnified Person” means (i) any current or former director, officer or employee of the Company or any of its Subsidiaries and (ii) any Person who is serving or who served as a director, officer, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case prior to the Effective Time and at the request of the Company or any of its Subsidiaries.

“Independent Contractor” means any individual, or entity that is wholly owned by an individual and established for such purposes, who or that is an independent contractor, consultant or other service provider (other than an employee) of the Company or a Subsidiary of the Company.

“Intellectual Property Rights” means any and all (i) Trademarks, (ii) Patents, (iii) Trade Secrets, information, knowledge, experience, skills, drawings, blue prints, utility models, technology, inventions, discoveries and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) Copyrights, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) all forms and types of computer software (including source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), (vii) any other intellectual property or proprietary rights and (viii) all rights under or relating to any of the foregoing granted under any Contract.

“Intervening Event” means any material Effect that was neither known to, nor reasonably foreseeable by, the Company as of or prior to the date hereof, and which becomes known to the Board of Directors after the date hereof and prior to the Acceptance Time; provided that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the market price or trading volume of the Shares, in and of itself (but not the underlying cause of such changes, unless such underlying cause would otherwise be excepted from this definition); or (ii) the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal.

“In the Money Option” means each Company Stock Option which has a per Share exercise price that is less than the Closing Amount.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule, in each case after making reasonable inquiry of such individual’s direct reports.

“Law” means any federal, state, local or foreign law, statute, code, constitution, principle of common law, ordinance, rule, regulation, judgment, decree, injunction, ruling, order, decision, or other legal or regulatory requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or similar restriction of any kind in respect of such property or asset, including any restriction on the transfer or voting of any security or other asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Milestone” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Outside Date” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment” has the meaning ascribed to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning ascribed to such term in the CVR Agreement.

“Minimum Condition” has the meaning set forth in Annex I.

“Nasdaq” means The Nasdaq Global Market.

“Non-United States Employee Plan” means any plan, program or arrangement that would be an Employee Plan except that it is a statutory plan, program or arrangement that is required under applicable Law and maintained by any foreign Governmental Authority.

“Out of the Money Option” means each Company Stock Option which has a per Share exercise price that is equal to or greater than the Closing Amount but less than $28.00.

“Over $28.00 Out of the Money Option” means each Company Stock Option which has a per Share exercise price that is equal to or greater than $28.00.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.

“Per Share Value Paid” means, as of the Milestone Payment Date, the sum of (i) the Closing Amount, and (ii) if the Milestone is achieved, the amount per Share in cash to be paid at the Milestone Payment Date under the CVR Agreement.

“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company 10-K, (iv) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, (v) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (vi) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Law, including any easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, but only if the same are not being violated by the current use of such real property or the operation of the business of the Company and its Subsidiaries, and (vii) with respect to Intellectual Property Rights, any licenses granted pursuant to Contracts listed on Section 5.19(a) of the Company Disclosure Schedule and any Incidental Licenses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Personal Information” means any data or information in any media that is used or reasonably capable of being used to identify an individual, browser, or device and any other data or information that constitutes personal data or personal information under any Law, including an individual’s first and last name, home or other physical address, telephone number, fax number, email address or other online identifier, Social Security number or other third-party issued identifier (including state identification number, driver’s license number, or passport number), biometric data, health or medical information, credit card or other financial information (including, but not limited to, bank account information), IP address and cookie information, or any other browser- or device-specific number or identifier.

“PHSA” means the U.S. Public Health Service Act (42 U.S.C. § 256b).

“Privacy Laws” means all (i) Laws relating to the privacy, data protection, or the collection and use of Personal Information (including HIPAA and any other U.S. federal, state, local, foreign, private sector, health sectoral privacy and security breach notification Laws), and (ii) all Contracts to which the Company is a party or is otherwise bound that relate to the Company’s processing of Personal Information.

“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.

“Public Official” means (i) any employee of any Governmental Authority, (ii) any employee of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled university or medical facility, (iii) any employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting as the director of or in an official capacity for any Governmental Authority, enterprise, or organization identified above, or (v) any official of a political party or candidate for political office.

“Regulation S-K” means Regulation S-K promulgated under the 1933 Act.

“Regulation S-X” means Regulation S-X promulgated under the 1934 Act.

“Regulatory Approval” means any Permit, clearance, notification, registration or authorization of any Governmental Authority necessary to commercially distribute, sell or market a drug, device, or combination product in any jurisdiction.

“Required Information” means, as of any date, information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loan facilities, including any financial information and data derived from the historical books and records of the Company and its Subsidiaries, and any projections as to future financial performance of the Company and its Subsidiaries, in each case that is required to permit Parent, its Subsidiaries and their advisors to prepare pro forma financial statements and projections.

“Review Board” means all institutional review boards or ethics committees responsible for review, oversight, monitoring, or approval of any clinical trial involving a Company Product in any jurisdiction.

“Rights Agent” means a rights agent mutually agreeable to Parent and the Company with respect to the CVRs.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Incident” means (i) any unauthorized access, acquisition, interruption, loss, theft, corruption or other unauthorized processing of Personal Information or other business data, or (ii) any breach of the security of the Systems.

“Service Provider” means any director, officer, Company Employee or individual Independent Contractor of the Company or any of its Subsidiaries.

“SSA” means the U.S. Social Security Act of 1935.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal made after the date hereof that: (i) did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 7.04; (ii) if consummated, would result in any Person or group (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of the Company and its Subsidiaries or more than 50% of the total voting power of the equity securities of the Company; and (iii) the Board of Directors determines in good faith, after considering the advice of an independent financial advisor of nationally recognized reputation and outside legal counsel, (A) if consummated, would result in a transaction more favorable (taking into account all legal, regulatory and financing aspects of the proposal and all other factors the Board of Directors deems relevant) to the Company’s stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 7.04(d)(ii)) and (B) is reasonably likely to be consummated on the terms proposed, taking into account all legal, regulatory and financing aspects of the proposal and all other factors considered relevant by the Board of Directors.

“Systems” means all information technology and computer systems (including software, information technology infrastructure and assets and telecommunication hardware and other equipment) used by or for the benefit of the Company.

“Tax” means (i) any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum tax, base erosion minimum, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property, escheat, and other tax of any kind, and any other similar fees, governmental charges, levies, excises, duties or assessments of any kind whatsoever, together with any interest, penalty, or addition thereto under applicable Law and (ii) any penalty (and interest with respect thereto) imposed for the failure to timely and properly file any Tax Return.

“Tax Law” means all former or currently applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, or other document, together with any schedule and attachment thereto and any amendment thereof, filed or, under applicable Tax Law, required to be filed, in each case with any Taxing Authority in connection with Taxes.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is (i) pursuant to an ordinary-course commercial Contract the primary purpose of which does not relate to Taxes or (ii) solely among the Company and its Subsidiaries.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Termination Condition” has the meaning set forth in Annex I.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and all other confidential know-how and confidential information and rights in any jurisdiction (domestic and foreign), including confidential recipes, ideas, formulae, formulations, compositions, specifications, techniques, data, results, methods, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Treasury Regulations” means the regulations promulgated under the Code by the IRS.

“Trustee” means the trustee under the Convertible Notes Indenture.

“Willful Breach” means a party’s knowing and intentional material breach (including as a consequence of a purposeful act or failure to act by such party) of any of its representations, warranties, covenants or other agreements, in each case set forth in this Agreement, which material breach is the primary cause of the failure of any of the conditions set forth in Article 10 or Annex I to be satisfied.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Time	2.01(f)
Adverse Recommendation Change	7.04(d)(i)(D)
Agreement	Preamble
Alternative Acquisition Agreement	7.04(d)(i)(D)
Board of Directors	Recitals
Board Recommendation Notice	7.04(d)(ii)
Book-Entry Shares	3.02(a)
Capitalization Date	5.05(a)
CARES Act	5.16(l)
Certificate	3.02(a)
Certificate of Merger	3.01(c)
Closing	3.01(b)
Closing Amount	Recitals
Closing Date	3.01(b)
Company	Preamble
Company Board Recommendation	5.02(b)
Company Disclosure Documents	5.09(a)
Company Insurance Policies	5.26
Company SEC Documents	5.07(a)
Company Registered Intellectual Property Rights	5.15(a)
Company Securities	5.05(d)
Company Subsidiary Securities	5.06(b)
Consideration Fund	3.03(a)
CVR	Recitals
D&O Insurance	8.02(c)
DGCL	Recitals
Effective Time	3.01(c)
End Date	11.01(b)(i)
Enforceability Exceptions	5.02(a)
ESPP	3.06
EU Approval	7.03(b)
Excluded Shares	3.02(b)
Expiration Time	2.01(c)
Final Exercise Date	3.06
Final Offering Periods	3.06
Financial Advisors	5.20
Financing	6.07(a)
Initial Expiration Time	2.01(c)
Lease	5.19(a)(x)
Leased Real Property	5.14(b)

Term	Section
Letter of Transmittal	3.03(b)
LGS EU Regulatory Development Plan	7.03(c)
Material Contract	5.19(a)
Merger	3.01(a)
Merger Consideration	3.02(a)
Merger Sub	Preamble
Offer	Recitals
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(b)
Offer Documents	2.01(g)
Offer Price	Recitals
Offer to Purchase	2.01(b)
Parent	Preamble
Parent Benefit Plans	8.03(b)
Paying Agent	3.03(a)
Preferred Shares	5.05(a)
Regulatory Action	9.01(a)
Representatives	7.04(a)
Sanctions	5.12(d)
Schedule 14D-9	2.01(g)
Shares	Recitals
Stockholder List Date	2.02(a)
Surviving Corporation	3.01(a)
Termination Fee	11.02(b)
Transaction Litigation	7.10

SECTION 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Unless otherwise indicated or the context otherwise requires, the words “party” and “parties” refer to the parties to this Agreement. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or Contract listed on the Company Disclosure Schedule, any such amendments, modifications, supplements, extensions and renewals must also be listed in the appropriate Section thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any applicable Law. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specifically indicated, whenever this Agreement specifies that an action may not be taken without a party’s consent, such consent may be granted or withheld in such party’s sole discretion. Where used with respect to information, the phrases “delivered to Parent or Merger Sub or its Representatives” or “made available to Parent or Merger Sub or its Representatives” and words of similar import mean that the information referred to either has been physically or electronically delivered by the Company or its Representatives to Parent or its Representatives, or was posted and is accessible to Parent and its Representatives in the “data room” established by the Company with ShareVault, in each case in this sentence at least one Business Day prior to the date hereof. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

THE OFFER

SECTION 2.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01, as promptly as practicable after the date of this Agreement, but in any event no later than 10 Business Days (unless otherwise agreed by Parent and the Company) after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 2.01(g) and Section 2.02(a)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the 1934 Act) the Offer. The date on which Merger Sub commences (within the meaning of Rule 14d-2 under the 1934 Act) the Offer is hereinafter referred to as the “Offer Commencement Date.”

(b) The Offer shall be made by means of an offer to purchase containing the terms set forth in this Agreement and the Offer Conditions (the “Offer to Purchase”). The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the Minimum Condition, the Termination Condition and the other conditions set forth in Annex I (all of the offer conditions set forth in Annex I, collectively, the “Offer Conditions”). Merger Sub expressly reserves the right (in its sole discretion) at any time and from time to time to waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not: (i) waive or change the Minimum Condition or the Termination Condition or impose conditions to the Offer other than the Offer Conditions; (ii) decrease the Offer Price; (iii) change the form of consideration to be paid in the Offer; (iv) decrease the maximum number of Shares sought to be purchased in the Offer; (v) extend or otherwise change the Expiration Time other than as required or permitted by this Agreement; or (vi) otherwise amend, modify or supplement any of the Offer Conditions or other terms of the Offer in a manner materially adverse to the holders of the Shares. The Offer may not be terminated or withdrawn prior to the Expiration Time unless this Agreement is terminated in accordance with Section 11.01.

(c) The Offer initially shall be scheduled to expire at one minute after 11:59 p.m. (New York City time) on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the 1934 Act) from the Offer Commencement Date (unless otherwise agreed to in writing by Parent and the Company) (the “Initial Expiration Time”, and such time or such subsequent time to which the Initial Expiration Time of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 11.01:

(i) if, as of the then-scheduled Expiration Time, any Offer Condition (other than the Minimum Condition) has not been satisfied or, to the extent waivable by Merger Sub or Parent, waived by Merger Sub or Parent, Merger Sub may in its sole discretion (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer on one or more occasions for an additional period of up to ten (10) business days (calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the 1934 Act) (or such longer period as Parent and the Company may agree) per extension, to permit such Offer Condition to be satisfied;

(ii) Merger Sub shall extend the Offer from time to time for any period required by any applicable Law, any interpretation or position of the SEC or the staff thereof, or the rules and regulations of Nasdaq applicable to the Offer; and

(iii) if, as of the then-scheduled Expiration Time, all of the Offer Conditions have been satisfied or, to the extent waivable by Merger Sub or Parent, waived by Merger Sub or Parent, except that the Minimum Condition has not been satisfied, Merger Sub may (and, if requested by the Company, shall, and Parent shall cause Merger Sub to) extend the Offer on one or more occasions for an additional period of up to ten (10) business days (calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the 1934 Act) (or such longer period as Parent and the Company may agree) per extension; provided that Merger Sub shall not be required to extend the Offer pursuant to this clause (iii) beyond the earlier of (A) one minute after 11:59 p.m. (New York City time) on the date that is 20 business days (calculated in accordance with Rule 14d-1(g)(3) and Rule 14e-1(a) under the 1934 Act) after the first date on which all of the Offer Conditions (other than the Minimum Condition) have been satisfied and (B) the End Date;

provided that, notwithstanding the foregoing clauses (i), (ii) and (iii), in no event shall Merger Sub be permitted without the prior written consent of the Company or required to extend the Offer beyond the earlier to occur of (x) the termination of this Agreement in accordance with Section 11.01 and (y) the End Date.

(e) If this Agreement is terminated in accordance with Section 11.01, Merger Sub shall terminate the Offer and shall not acquire any Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, Merger Sub shall promptly return (and cause any depository acting on behalf of Merger Sub to return) in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f) On the terms and subject to the conditions set forth in this Agreement and to the satisfaction, or (to the extent waivable by Parent or Merger Sub) waiver by Parent or Merger Sub, of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) (i) promptly after the Expiration Time, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer (the time of such acceptance, the “Acceptance Time”) and (ii) promptly after the Acceptance Time, pay for such Shares. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the respective seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of Section 8.01, Parent shall cause to be provided to Merger Sub, or otherwise cause to be delivered, all of the funds necessary to purchase any and all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(g) On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Offer Documents”) that shall contain or incorporate by reference the Offer to Purchase and a related form of letter of transmittal and (ii) cause the Offer to Purchase and other appropriate Offer Documents to be disseminated to holders of Shares to the extent required by the 1934 Act. The Company will promptly furnish to Parent and Merger Sub the information relating to the Company required by the 1934 Act to be set forth in the Offer Documents. Parent will promptly furnish to the Company the information relating to Parent or Merger Sub required by the 1934 Act to be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”). Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it or any of its Affiliates for use in the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub shall take all steps necessary to cause the Offer Documents as so corrected to be promptly filed with the SEC and the appropriate Offer Documents as so corrected to be promptly disseminated to holders of Shares, in each case as and to the extent required by the 1934 Act. Parent and Merger Sub shall provide the Company and its counsel with any written comments or other written communications (and a summary of all substantive oral comments or communications) that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or communications. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any such comments.

(h) At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

SECTION 2.02. Company Action. (a) The Company hereby consents to the Offer and, subject to Section 7.04(d)(ii) and Section 7.04(e), the inclusion in the Offer Documents of the Company Board Recommendation. The Company has been advised that all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer. The Company shall promptly after the date hereof (and no later than five (5) Business Days prior to the Offer Commencement Date) furnish or cause to be furnished to Parent and Merger Sub a list of its stockholders, mailing labels and any other available listings or computer files containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of Shares, in each case true and correct as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and of all Persons becoming record holders subsequent to such date, and shall provide to Parent and Merger Sub such additional information (including lists of stockholders, mailing labels and lists of securities positions updated from time to time upon the request of Parent, Merger Sub or their agents) and such other assistance as Parent, Merger Sub or their agents may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except as may be reasonably necessary or appropriate to disseminate the Offer Documents and any other documents reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement, Parent and Merger Sub shall keep confidential and not disclose the information contained in any such lists, labels, listings and files in accordance with the Confidentiality Agreement.

(b) As soon as practicable on the Offer Commencement Date following the filing of the Offer Documents, the Company shall file with the SEC and disseminate to holders of the Shares, in each case as and to the extent required by applicable Law, the Schedule 14D-9, which, subject to Section 7.04(d)(ii) and Section 7.04(e), shall include the Company Board Recommendation, and shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. The Schedule 14D-9 shall also contain the notice of appraisal required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Shares, in each case as and to the extent required by the 1934 Act or the rules and regulations of Nasdaq. The Company shall provide Parent, Merger Sub and their counsel with any written comments or other written communications (and a summary of all substantive oral comments or communications) that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments or communications. Prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments, including through the participation of Parent, Merger Sub or their counsel with the Company or its counsel in any discussions or meetings with the SEC.

(c) The Company shall register (and shall cause its transfer agent to register) the transfer of Shares accepted for payment by Merger Sub effective immediately after the Acceptance Time.

ARTICLE 3

THE MERGER

SECTION 3.01. The Merger. (a) Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time without a vote on the adoption of this Agreement by the stockholders of the Company. The parties shall take all necessary action to cause the Merger to become effective as soon as practicable following the Acceptance Time without a vote of the stockholders of the Company, as provided in Section 251(h) of the DGCL.

(b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place: (i) by electronic exchange of signatures and documents, as soon as possible (but in any event no later than three Business Days) after the first date on which all of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place or time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger).

(d) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

SECTION 3.02. Conversion of Shares. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a) Except as otherwise provided in Section 3.02(b) or Section 3.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (the “Merger Consideration”). As of the Effective Time, each certificate formerly representing any Shares (each, a “Certificate”) and each Share formerly represented in book-entry form (each, a “Book-Entry Share”) shall automatically be cancelled and all Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 3.03 and the CVR Agreement.

(b) Each Share held by the Company (or held in the Company’s treasury) and each Share held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall be cancelled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

SECTION 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration (i) the Certificates and (ii) the Book-Entry Shares. Promptly after the Effective Time, Parent or one of its Affiliates shall make available to the Paying Agent, as needed, the aggregate Closing Amount payable in respect of all the Shares converted in accordance with Section 3.02(a) and represented by the Certificates and the Book-Entry Shares (such cash, the “Consideration Fund”). For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. In the event the Consideration Fund shall be insufficient to pay the aggregate Closing Amount (including on account of any Closing Amount returned to Parent pursuant to Section 3.03(h)) or any Closing Amount becomes payable after a holder of Shares fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to the deficiency required to make such payments. The Consideration Fund shall not be used for any other purpose.

(b) With respect to Certificates, promptly (and in any event not later than the third (3rd) Business Day) after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.10) to the Paying Agent (a “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.10) to the Paying Agent. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.10) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Closing Amount payable for each Share represented by such Certificate pursuant to Section 3.02(a). Any Certificate that has been so surrendered shall be cancelled by the Paying Agent. Until so surrendered or transferred, as the case may be, and subject to the terms of Section 3.04, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Shares.

(c) With respect to Book-Entry Shares, Parent shall cause the Paying Agent to pay and deliver the Closing Amount payable therefor pursuant to Section 3.02(a), in each case promptly after the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” in customary form (or such other evidence of transfer, if any, as the Paying Agent may reasonably request). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (i) deliver to DTC or its nominees, or to holders of Book-Entry Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Book-Entry Shares and (ii) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Closing Amount payable for each such Book-Entry Share pursuant to Section 3.02(a).

(d) With respect to any Certificate or Book-Entry Share, if any portion of the Merger Consideration (including payment in the form of or with respect to any CVR) is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any Taxes required to be paid by the Paying Agent, Parent or their respective Affiliates as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(e) Until disbursed in accordance with this Agreement, the cash in the Consideration Fund will be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Closing Amount payable to the holders of Shares and (ii) following any such losses or events that result in the Consideration Fund becoming not immediately available or that result in the amount of funds in the Consideration Fund being insufficient to promptly pay the portion of the aggregate Closing Amount that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency. Any interest and other income resulting from such investments shall be paid solely to Parent.

(f) From and after the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3 and the CVR Agreement.

(g) Any portion of the Consideration Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Closing Amount in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or similar laws), as general creditors thereof, for payment of the Closing Amount in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Any portion of the Closing Amount made available to the Paying Agent pursuant to Section 3.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

(i) All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.

SECTION 3.04. Dissenting Shares. Notwithstanding Section 3.02 or any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 3.02(a)) and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as a granted by Section 262 of the DGCL, unless such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL. If, either before or after the Effective Time, such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted pursuant to Section 3.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 3.03 and the CVR Agreement, upon surrender of such Certificate formerly representing such Share or transfer of such Book-Entry Share, as the case may be. The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

SECTION 3.05. Company Stock Awards.

(a) The Company shall take all reasonably necessary action to (x) provide each holder of an outstanding Over $28.00 Out of the Money Option that is not then exercisable, the opportunity to exercise, for a period of at least five (5) days (or such other period determined by the Board of Directors) prior to, and conditional upon the occurrence of, the Effective Time, any portion of such Over $28.00 Out of the Money Option in full by providing the Company with a notice of exercise and full payment of the applicable exercise price in cash or by check in accordance with and subject to the terms of the applicable Equity Incentive Plan and the stock option award agreement governing such Company Stock Option and (y) ensure that no holder of any Company Stock Option shall be entitled to exercise any such Company Stock Option at any time between at least the date that is three (3) days prior to the Effective Time and the Effective Time. At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive solely the following:

(i) with respect to each In the Money Option: (A) an amount in cash equal to the product of (I) the excess, if any, of the Closing Amount over the applicable per Share exercise price of such cancelled In the Money Option multiplied by (II) the aggregate number of Shares subject to such In the Money Option immediately prior to the Effective Time; and (B) one CVR with respect to each Share subject to such In the Money Option immediately prior to the Effective Time; and

(ii) with respect to each Out of the Money Option, such cash payments, if any, from Parent with respect to each Share subject to the Out of the Money Option upon the Milestone Payment Date, equal to the amount by which the Per Share Value Paid as of the Milestone Payment Date exceeds the exercise price payable per Share under such Out of the Money Option. Notwithstanding anything herein to the contrary, (A) any Over $28.00 Out of the Money Options shall be cancelled at the Effective Time without any consideration payable therefor and (B) in the event no contingent payment shall become payable with respect to the CVRs under the CVR Agreement, then no payment shall be made hereunder in respect of any Out of the Money Options following the Effective Time.

From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the corresponding amount determined in accordance with this Section 3.05(a), if any.

(b) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive solely: (i) an amount in cash equal to the product of (A) the Closing Amount multiplied by (B) the total number of Shares subject to such Company RSU; and (ii) one CVR with respect to each Share subject to such Company RSU immediately prior to the Effective Time.

(c) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive solely: (i) an amount in cash equal to the product of (A) the Closing Amount multiplied by (B) the total number of Shares subject to such Company PSU (assuming achievement in full of all performance objectives in respect of such Company PSU); and (ii) one CVR with respect to each Share subject to such Company PSU immediately prior to the Effective Time.

(d) As soon as reasonably practicable following the Closing (but in any event no later than the second regular payroll date following the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary thereof to, pay, through Parent’s, the Surviving Corporation’s or such Subsidiary’s payroll system (and subject to applicable withholding Taxes, if any, as provided in Section 3.09), to each former holder of a Company Stock Award, such holder’s payment due in accordance with Section 3.05(a)(i)(A), Section 3.05(b)(i) or Section 3.05(c)(i), as the case may be. As soon as reasonably practicable following the Milestone Payment Date, if any (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than the date that is 75 days following the date on which the Milestone is achieved), Parent shall, or shall cause the Surviving Corporation or a Subsidiary thereof to, pay, through Parent’s, the Surviving Corporation’s or such Subsidiary’s payroll system (and subject to withholding, if any, as provided in Section 3.09), to each former holder of a Company Stock Award, such holder’s payment, if any, due in accordance with Section 3.05(a)(i)(B), Section 3.05(a)(ii), Section 3.05(b)(ii), or Section 3.05(c)(ii), as the case may be. If any such payment in accordance with this Section 3.05(d) cannot be made through the applicable payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such former holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such former holder as soon as reasonably practicable following the Closing or the Milestone Payment Date, as applicable. The terms of the CVRs to be issued to any holder of Company Stock Awards pursuant to this Section 3.05 and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement and this Section 3.05(d).

(e) Prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably necessary or appropriate to effectuate the treatment of Company Stock Awards as contemplated in this Section 3.05 and to terminate, effective as of the Closing Date and contingent upon the occurrence of the Closing, the Equity Incentive Plans, except with respect to the rights to payments contemplated by this Section 3.05.

(f) To the extent a payment made pursuant to the timing otherwise set forth in this Section 3.05 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest subsequent date that payment would not trigger such Tax or penalty.

SECTION 3.06. Employee Stock Purchase Plan. The Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably necessary to terminate the Company’s 2010 Employee Stock Purchase Plan, as amended (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 3.06. From and after the date hereof, (a) no new participants shall be permitted to participate in the ESPP, (b) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (c) except for the offering periods under the ESPP that are in effect on the date hereof (the “Final Offering Periods”), no new offering periods shall commence following the date hereof. If the Effective Time would occur: (i) during one or more of the Final Offering Periods, (A) the final exercise date(s) under the ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Acceptance Time (the “Final Exercise Date”)), and (B) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase whole Shares in accordance with the terms of the ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time and not constituting Excluded Shares, shall be canceled as of immediately prior to the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.02(a); or (ii) after the end of both of the Final Offering Periods, all amounts allocated to each participant’s account under the ESPP at the end of each of the Final Offering Periods shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering periods, which Shares, to the extent outstanding immediately prior to the Effective Time and not constituting Excluded Shares, shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.02(a). As promptly as practicable following the purchase of Shares in accordance with the foregoing clause (i) or (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. To the extent required by the ESPP, the Company shall provide notice to all ESPP participants describing the treatment of the ESPP pursuant to this Section 3.06.

SECTION 3.07. Treatment of Convertible Notes. Pursuant to the terms of the Convertible Notes Indenture, after the Effective Time, each holder of Convertible Notes will be entitled, subject to the terms and conditions of the Convertible Notes Indenture (and as modified by the terms of any supplemental indenture as may be entered into in accordance with Section 7.11), to: (a) convert such holder’s Convertible Notes only into the right to receive such number of units of “Reference Property” (as defined in the Convertible Notes Indenture) equal to the applicable Conversion Rate (as may be adjusted by any “Additional Shares,” as defined in the Convertible Notes Indenture, to the extent such Convertible Notes are surrendered for conversion during any applicable “Make-Whole Fundamental Change Conversion Period,” as defined in the Convertible Notes Indenture, in connection with the Merger), and with each such unit of “Reference Property” consisting of (i) payment in cash in an amount equal to the Closing Amount plus (ii) except if such conversion shall occur after the Milestone Outside Date and the Milestone shall not have been achieved, (A) one CVR, if such conversion occurs prior to the occurrence of the Milestone or (B) one Milestone Payment, if such conversion occurs after the occurrence of the Milestone; (b) require the Company to repurchase such holder’s Convertible Notes or any portion of principal amount thereof for cash on a date specified by the Company in accordance with the Convertible Notes Indenture at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, together with accrued and unpaid interest thereon to, but excluding, such repurchase date; or (c) continue to hold such holder’s Convertible Notes. The Surviving Corporation shall pay or shall cause to be paid the amounts required to be paid pursuant to Section 3.07(a) to each holder of Convertible Notes that so elects to convert them, in each case by the time that such amounts are required to be paid pursuant to the terms of the Convertible Notes Indenture.

SECTION 3.08. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into, or exchangeable or exercisable for, Shares) shall have been changed into a different number of shares or into a different class (including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period), the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement or the CVR Agreement shall be equitably adjusted to reflect such change so as to provide Parent and the holder of Shares (or securities convertible into, or exchangeable or exercisable for, Shares) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.08 shall be construed to permit the Company to take any action with respect to any Company Securities that is prohibited by the terms of this Agreement.

SECTION 3.09. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Rights Agent, Merger Sub, the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the payment of the Offer Price, the Merger Consideration and any other amount payable to any Person pursuant to this Agreement or the CVR Agreement any amount that it determines is required to be deducted and withheld under applicable Tax Law. Any amount that is so deducted and withheld by the Paying Agent, the Rights Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which the Paying Agent, the Rights Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 3.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 3.

ARTICLE 4

THE SURVIVING CORPORATION

SECTION 4.01. Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 8.02, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 4.02. Bylaws. The parties shall take all actions necessary so that, at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that (a) references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and (b) the bylaws of the Surviving Corporation will include the provisions in the bylaws of the Company as of the date hereof related to indemnification, advancement of expenses and exculpation from liability) until thereafter further amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, applicable Law and Section 8.02.

SECTION 4.03. Directors and Officers. The parties hereto shall take all actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as set forth in this Article 5, except as expressly disclosed in: (a) the Company SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2021 and prior to the date of this Agreement (other than (i) any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or similar sections of such Company SEC Documents and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents); provided that this clause (a) shall not apply to any of the representations and warranties set forth in Sections 5.01, 5.02, 5.05, 5.09, 5.20, 5.21 or 5.22; or (b) the Company Disclosure Schedule.

SECTION 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designation), bylaws and other organizational documents, each as in effect, of the Company and each of its Subsidiaries.

SECTION 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by the Board of Directors and, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the transactions contemplated by this Agreement, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Offer and the Merger). The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the DGCL, (iii) resolved that the Merger shall be effected pursuant to Section 251(h) of the DGCL as soon as practicable following the Acceptance Time, and (iv) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares into the Offer (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

SECTION 5.03. Governmental Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, Permit from or filing by or with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of any Antitrust Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and Euronext Brussels and (iv) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies” as that term is defined in 31 C.F.R. § 800.215 or (ii) is a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248(a).

SECTION 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in clauses (i) through (iii) of Section 5.03(a) and that the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (i) through (iii) of Section 5.03(a) and that the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) inclusive, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.05. Capitalization. (a) The authorized capital stock of the Company consists solely of (i) 200,000,000 Shares and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Shares”). As of January 14, 2022 (the “Capitalization Date”), there were outstanding (A) 56,095,346 Shares, (B) no Preferred Shares, (C) 14,318,493 Shares reserved for issuance under the Equity Incentive Plans, of which there were outstanding 6,675,298 Shares subject to issuance upon exercise of outstanding Company Stock Options, (D) 1,105,167 Shares subject to issuance upon settlement of Company RSUs and Company PSUs, in each case issued under the Equity Incentive Plans, (E) 385,515 Shares reserved for issuance under the ESPP, and (F) 12,312,633 Shares reserved for issuance upon conversion of the Convertible Notes. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan, Convertible Note or Company Security will be, when issued in accordance with the respective terms thereof and in compliance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 5.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of the Capitalization Date, of each outstanding Company Stock Award, including (i) the name of the holder of such Company Stock Award, (ii) the date of grant of such Company Stock Award, (iii) the number of Shares subject to such Company Stock Award, (iv) where applicable, the exercise price, (v) the vesting schedule for such Company Stock Award, and (vi) in the case of Company Stock Options, whether it is or is not an incentive stock option as defined in Section 422 of the Code. Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Employee Plan and applicable award agreements. The exercise price of each Company Stock Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant of such Company Stock Option and all such Company Stock Options are exempt from Section 409A of the Code. The ESPP qualifies as an “employee stock purchase plan” under Section 423 of the Code with respect to all U.S. participants thereunder. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock or Company Securities, except upon the exercise of the Company Stock Options or vesting of Company RSUs or Company PSUs, in each case outstanding as of the close of business on the Capitalization Date and as disclosed in Section 5.05(b) of the Company Disclosure Schedule.

(c) As of the close of business on the Capitalization Date, the “Conversion Rate” of the Convertible Notes, as defined in the Convertible Notes Indenture, is 41.1794 shares of “Common Stock” (as defined in the Convertible Notes Indenture) per $1,000 principal amount of Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the Convertible Notes is $230,000,000.

(d) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, the Company Stock Awards and the Convertible Notes, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, other than under the Convertible Notes Indenture with respect to the Convertible Notes. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting, registration or transfer of any Company Securities.

(e) None of the Shares or any Company Securities are owned by any Subsidiary of the Company.

SECTION 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized or incorporated, as applicable, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization or incorporation, has all organizational powers and all Permits required to carry on its business in the places and in the manner as now conducted, except for those Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the Subsidiaries of the Company, indicating for each such Subsidiary its respective jurisdiction of organization or incorporation, as the case may be. The Company has delivered or made available to Parent a true and correct copy of the applicable organizational documents, each as in effect, of each of the Company’s Subsidiaries. The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien, other than restrictions arising under any applicable securities Laws, and there are no irrevocable proxies with respect to any such shares.

(b) All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid up and non-assessable and free of preemptive rights and are owned beneficially and legally, and solely, by the Company, directly or indirectly (through another of the Company’s Subsidiaries), free and clear of any Lien (other than restrictions arising under any applicable securities Laws). There are no issued, reserved for issuance or outstanding (i) shares or other securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares, capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share, capital stock or other voting security of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). Except for the shares, capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares, capital stock or other voting securities of, or ownership interests in, any Person. All dividends or distributions declared, made or paid by the Subsidiaries of the Company have been declared, made or paid in accordance with the applicable Subsidiary’s constitutional documents, all applicable Law and any agreements or arrangements made with any Third Party regulating the payment of dividends and distributions. No Company Subsidiary Securities have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable Laws and the organizational documents of the relevant Subsidiary of the Company, and all transfers have been duly stamped (where applicable).

SECTION 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Since January 1, 2019, the Company has timely filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated or otherwise hyperlinked therein, the “Company SEC Documents”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents. No Subsidiary of the Company is, or at any time has been, required to file any reports, schedules, forms, statements or other documents with the SEC or similar foreign Governmental Authority.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act, as applicable. Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2019.

(g) No securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) exist or have been effected by the Company or its Subsidiaries since January 1, 2019.

(h) The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance rules, regulations and requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct as of their respective dates in all material respects.

(j) There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K that are not appropriately disclosed in the Company SEC Documents.

SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be expressly indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

SECTION 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The information with respect to the Company or any of its Subsidiaries that the Company or one or more of the Company’s Representatives (by or on behalf of the Company) supplies to Parent specifically for use (or incorporation by reference) in the Offer Documents, will not, at the time of the filing of the Offer Documents or any amendment or supplement thereto, and at the time of any distribution or dissemination of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Notwithstanding the foregoing in this Section 5.09, the Company makes no representation with respect to statements made or incorporated by reference in the Company Disclosure Documents based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 5.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (a) except as resulting from compliance with COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing.

SECTION 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and reserved for in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2021, (b) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby and (c) liabilities or obligations (including liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2021) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.12. Compliance with Laws, Permits and Court Orders. (a) The Company and each of its Subsidiaries, is, and since January 1, 2019 has been, in compliance in all material respects with all applicable Laws. Since January 1, 2019, none of the Company or its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of or, to the Knowledge of the Company, is under investigation with respect to, any material violation of any applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) In the past five (5) years, none of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers or employees, in each case, acting for or on behalf of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective consultants or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries has: (i) taken any action in violation of Anti-Corruption Laws; (ii) directly or indirectly made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person in order to obtain an improper advantage, induce the recipient to violate an official or lawful duty, reward the recipient for an improper advantage already given, or for any other improper purpose, even if the payment, gift or hospitality was given to a Public Official without an intent that the Public Official would act improperly; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Third Party if it is known or suspected that it is offered with the expectation that it will obtain a business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (v) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses; (vi) been or is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Anti-Corruption Laws; or (vii) received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the UK Serious Fraud Office, or any other Governmental Authority regarding alleged or possible violations of any Anti-Corruption Laws. None of the Representatives of the Company are themselves Public Officials.

(c) The Company and its Subsidiaries have instituted and maintained policies and procedures designed to achieve compliance with all applicable Anti-Corruption Laws. Each of the Company and its Subsidiaries, and their respective directors, officers, consultants, agents or other Persons acting for or on their behalf, has not engaged in any conduct that could reasonably be expected to result in the Company or any of its Subsidiaries violating any Anti-Corruption Laws.

(d) In the past five (5) years, none of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, consultants, agents or other Persons, in each case, acting for or on their behalf has taken any action that would result in a violation by such Person of (i) any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. Governmental Authority, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and (ii) any applicable Law relating to export controls, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, consultants, agents or other Persons, in each case, acting for or on their behalf, is a Person that is, or is owned or controlled by Persons that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or region that is the target of comprehensive sanctions (as of the date of this Agreement, Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine). The Company has conducted its business in compliance with Sanctions and applicable Laws relating to export controls, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has instituted and maintained policies and procedures reasonably designed to promote and ensure compliance with all such Sanctions and export controls Laws.

(e) The Company and its Subsidiaries hold all material Permits necessary to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit; (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Permits; and (iii) the Company and each of its Subsidiaries is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Permit; except, in each case of clauses (i) through (iii) inclusive, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.13. Litigation. Except as has not been or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement there is no Action pending against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator.

SECTION 5.14. Properties. (a) The Company and its Subsidiaries have good title to, or good and valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

(b) Except as has not been, and would not reasonably be expected to be, material to the business of the Company, each Lease is valid and in full force and effect. Section 5.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Leases, including all material modifications, amendments, supplements, waivers and side letters thereto, in each case identifying the tenant or lessee and the landlord or lessor under each such Lease and the address of the real property associated with such Lease (such property, together with all rights, title and interest of the Company or any Subsidiary in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”). Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any material amounts payable under, any Lease or will require the consent or approval from any party to any such Lease and (ii) the Company or its applicable Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any interest in real property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the plants, buildings, structures, equipment and tangible personal property owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have no material defects and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and the fixtures and improvements on the Leased Real Property are suitable for the current operation of the business of the Company and its Subsidiaries, and (ii) to the Company’s Knowledge, all improvements and other equipment used in connection with the business of the Company and its Subsidiaries is located entirely on the Leased Real Property. To the Company’s Knowledge, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Leased Real Property, or under the applicable Lease. To the Knowledge of the Company, the current use of the Leased Real Property and all parts thereof as aforesaid does not violate any restrictive covenant affecting the Leased Real Property. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of any pending or threatened condemnation Action with respect to any of the real property it leases, licenses or otherwise occupies, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company or any Subsidiary of the Company.

SECTION 5.15. Intellectual Property. (a) Section 5.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights, specifying as to each such item, as applicable (i) the owner (or the co-owners) thereof, (ii) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item (all such items required to be listed on Section 5.15(a) of the Company Disclosure Schedule, whether or not so listed, collectively, the “Company Registered Intellectual Property Rights”).

(b) Except as otherwise set forth on Sections 5.15(a) or 5.15(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien except for Permitted Liens. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property Rights, except as provided by the terms of the Contracts set forth on Section 5.19(a) of the Company Disclosure Schedule. The Company or one of its Subsidiaries, as applicable, has a valid license or sublicense to use the Licensed Intellectual Property Rights in connection with the operation of its business as currently conducted and contemplated to be conducted, subject only to the terms of the Contracts contemplated by Section 5.19(a) and the Incidental Licenses. Except as set forth on Section 5.15(b) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, encumber any of the Company Intellectual Property.

(c) Except pursuant to the terms of the Contracts set forth on Section 5.19(a)(ii)(B) of the Company Disclosure Schedule and the Incidental Licenses, neither the Company nor any of its Subsidiaries has granted any license with respect to, or authorized the retention of any rights in, any Owned Intellectual Property Rights. Notwithstanding the foregoing, the Company has not granted any exclusive license with respect to, or authorized the retention of any exclusive rights in, any Owned Intellectual Property Rights, other than pursuant to the Contracts set forth on Section 5.15(c) of the Company Disclosure Schedule.

(d) Except as set forth on Section 5.15(d) of the Company Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Owned Intellectual Property Rights or, to the Knowledge of the Company, Licensed Intellectual Property Rights, except for use of facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property, and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no current or former director, officer or employee of the Company or any of its Subsidiaries who contributed to the creation or development of the Owned Intellectual Property Rights has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such director, officer or employee was also employed by and performing services for the Company or any of its Subsidiaries.

(e) All necessary registration, maintenance, and renewal fees due in connection with the prosecution and maintenance of applications or registrations for the Owned Intellectual Property Rights have been timely paid (taking into account any available extension of time), except for such fees pertaining to applications or registrations which the Company has decided in its good faith business judgment not to pay because the applications or registrations are no longer economically justifiable or needed for the conduct of the business. All necessary documents, recordations, and certificates in connection with the applications or registrations for the Company Registered Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property Rights registered in such jurisdictions, except for such applications or registrations which the Company has decided in its good faith business judgment to withdraw, abandon, or allow to lapse, in each case because they are no longer economically justifiable or needed for the conduct of the business. Section 5.15(e) of the Company Disclosure Schedule sets forth a true and complete list of all actions that must be taken within 90 days of the Closing Date that, if not taken, will result in the loss of any of the Company Registered Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any of the Company Registered Intellectual Property Rights, except for such Company Registered Intellectual Property Rights which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business.

(f) Except as set forth on Section 5.15(f) of the Company Disclosure Schedule, there is no, and since January 1, 2019 there has been no, Action pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (including the Exploitation of any Company Product) (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (ii) alleging that any of the Company Intellectual Property is invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts, or circumstances that would render any of the Owned Intellectual Property Rights invalid or unenforceable. To the Knowledge of the Company, it has not misrepresented, or failed to disclose any fact or circumstance in any application for any Company Registered Intellectual Property Rights that would constitute fraud, inequitable conduct, or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Company Registered Intellectual Property Rights.

(g) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person. There is no, and since January 1, 2019, there has been no, Action pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (i) alleging that the use of any of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received from any Person any written offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(h) None of the Company Registered Intellectual Property Rights has been adjudged invalid or unenforceable in whole or in part, excluding applications included in the Owned Intellectual Property Rights. All issued Patents, registered Trademarks and registered Copyrights included in the Company Registered Intellectual Property Rights are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects, except for such Company Registered Intellectual Property Rights which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the Company’s business.

(i) Except as set forth on Section 5.15(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or any Licensed Intellectual Property Right exclusively licensed to the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) The Company and its Subsidiaries have taken commercially reasonable actions in accordance with current industry practice to maintain the confidentiality of all material Intellectual Property Rights of the Company or any of its Subsidiaries, the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof (including any Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries), and, to the Knowledge of the Company, no such confidential Intellectual Property Rights have been disclosed, and access to such Intellectual Property Rights has not been provided to any Person, other than to employees, Independent Contractors, Service Providers, representatives and agents of the Company or any of its Subsidiaries, and Third Parties who had a need to know such information, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights. To the Knowledge of the Company, no Service Provider or agent of the Company or any of its Subsidiaries is in default or breach of any confidentiality or non-disclosure agreement, or any confidentiality provisions of any employment agreement or other such agreement, with the Company or such Subsidiary relating to the protection, ownership, development, use, or transfer of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(k) Except as set forth on Section 5.15(k) of the Company Disclosure Schedule, to the extent that any material Owned Intellectual Property Right has been developed or created by a Third Party (including any current or former Service Provider) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Third Party with respect thereto pursuant to which such Third Party has agreed to the Company’s ownership of such Owned Intellectual Property Rights or has agreed to assign or has assigned all rights under such Owned Intellectual Property Rights for the benefit of the Company and its Subsidiaries.

(l) Except as set forth on Section 5.15(l) of the Company Disclosure Schedule, following the Closing, the Surviving Corporation will have all of the rights of the Company under the Company Intellectual Property, to the same extent that the Company would have had if the Merger had not occurred, and without (i) the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that the Company would otherwise be required to pay, (ii) any alteration, encumbrance, impairment or extinction of any rights thereunder, or (iii) any impairment of the right of the Surviving Corporation to develop, use, sell, license or dispose of, or to bring any Action for the infringement of, any Owned Intellectual Property Rights or, to the extent such rights thereunder are currently held by the Company or any of its Subsidiaries, any Licensed Intellectual Property Rights, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(m) The Systems operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company and each of its Subsidiaries take commercially reasonable actions designed to protect the confidentiality, integrity and security of the material Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries have experienced any Security Incidents that have materially and adversely affected the operation of the business of the Company and its Subsidiaries or resulted in the compromise of Personal Information or Systems.

(n) Since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with (i) all applicable Privacy Laws with respect to Personal Information gathered or accessed by the Company or its Subsidiaries in the course of the operations of the Company and its Subsidiaries and (ii) all published rules, policies and procedures established by the Company or any of its Subsidiaries with respect to the foregoing. Since January 1, 2019, the Company has not received written notice, and does not otherwise have Knowledge of, any claims that have been asserted or threatened against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, Personal Information, confidentiality or other sensitive or protected data or rights under any applicable Privacy Laws, or alleging any non-compliance with any Privacy Law.

(o) The Company and its Subsidiaries have implemented and maintain reasonable and appropriate administrative, technical, and physical measures designed to protect Personal Information, other sensitive business data, and the Systems against loss, damage, and unauthorized access, use, modification, or other misuse. Since January 1, 2019, the Company has not received any written notification of any claims relating to Security Incidents, in each case affecting the Company or any of its Subsidiaries, or any of the Systems. Since January 1, 2019, none of the Company or its Subsidiaries have (nor, to the Knowledge of the Company, have any Third Parties acting on their behalf) notified, or been required to notify, any Person of any Security Incident.

SECTION 5.16. Taxes. (a) All income and material other Tax Returns required by applicable Tax Law to be filed with any Taxing Authority by the Company and each of its Subsidiaries have been timely filed (taking into account any extensions of the due date for filing) in accordance with applicable Tax Law. All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all material respects. No extension or waiver of the statute of limitations with respect to the time to assess material Taxes of the Company or any of its Subsidiaries has been granted, which grant remains in effect, or has been requested where such request remains currently pending. The Company has provided Parent all material income and franchise Tax Returns of the Company and any of its Subsidiaries for all Tax years ended on or after December 31, 2019.

(b) No material written claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return to the effect that the Company or the relevant Subsidiary, as applicable, is or may be subject to Taxation by, or required to file any Tax Return in, such jurisdiction.

(c) All material amounts of Taxes due and payable by the Company and each of its Subsidiaries have been timely paid in full or are being contested in good faith by adequate proceedings (and with respect to which an adequate accrual has been reserved for on the books of the Company or the applicable Subsidiary in accordance with GAAP). The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all material amounts of Tax required to be withheld from any payment (including any dividend, royalty or interest payment) to any Company Employee, Independent Contractor, creditor, stockholder, vendor or other Person and has complied in all material respects with all record keeping and information reporting obligation under applicable Tax Law in connection therewith.

(d) There is no Action (including any refund litigation, deficiency, proposed adjustment or other matter in controversy) now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Taxes or any income or material other Tax Return.

(e) Any deficiency of Taxes in respect of the Company or any of its Subsidiaries that has been asserted in writing as a result of any pending or completed audit or examination by any Taxing Authority has been timely paid, or is being contested in good faith and has been reserved for on the books of the Company or other applicable Subsidiary in accordance with GAAP.

(f) Neither the Company nor any of its Subsidiaries has entered into, or participated in, any “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations or any corresponding or similar provision of state, local or foreign applicable Tax Law.

(g) Section 5.16(g) of the Company Disclosure Schedule contains a complete and correct list of all foreign countries in which the Company or any of its Subsidiaries currently files income Tax Returns.

(h) Neither the Company nor any of its Subsidiaries is party to a Tax Sharing Agreement that is currently in effect.

(i) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign applicable Tax Law) or as transferee or successor, or (iii) has any liability or potential liability to another Person under any Tax Sharing Agreement.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting made on or prior to the Closing for a Tax period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (iii) installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or cash method of accounting, in each case, adopted or used prior to the Closing, (iv) open transaction disposition entered into prior to the Closing, (v) prepaid amount received outside the ordinary course of business prior to the Closing, (vi) excess loss account in existence at Closing, (vii) gain recognition agreement (within the meaning of Section 1.367-8 of the Treasury Regulations) entered into before Closing, or (viii) any comparable provisions of foreign, supranational, state or local Tax Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to pay the net Tax liability under Section 965 of the Code in installments.

(k) The Company and its Subsidiaries have (i) to the extent deferred, properly complied in all material respects with all applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)) (the “CARES Act”), (ii) to the extent applicable, eligible, and claimed, or intended to be claimed, properly complied in all material respects with all Laws and duly accounted for any available Tax credits under

Sections 7001 through 7004 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) not deferred any payroll Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) (for example, by a failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with any U.S. presidential memorandum or executive order, and (iv) not sought (A) any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act, or (B) any loan that is an extension or expansion of, or is similar to, any covered loan described in clause (A).

(l) There are no material Liens in respect of Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(m) Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or foreign applicable Tax Law. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company or any Subsidiary now pending with the IRS. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda and similar documents received by the Company or any of its Subsidiaries from the IRS since their respective formation.

(n) None of the Company or any of its Subsidiaries (i) was a distributing corporation or a controlled corporation in any transaction intended to qualify under Section 355 of the Code in the two (2) year period ending on the date of this Agreement, (ii) is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code, or (iii) is or has ever been a surrogate foreign corporation as described in Section 7874(b) of the Code

(o) Neither the Company nor any of its Subsidiaries (i) holds any interest in any entity (other than any Subsidiaries of the Company) that has ever been a passive foreign investment company within the meaning of Section 1297(a) of the Code, (ii) is a “United States shareholder” (within the meaning of Section 951(b) of the Code) in respect of any entity (other than any Subsidiaries of the Company) that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) or (iii) is party to any joint venture, partnership or other arrangement with any person (other than the Company and any of its Subsidiaries) that is treated as a partnership for U.S. federal, state, local or non-U.S. Tax purposes.

(p) For purposes of this Section 5.16, all representations and warranties made with respect to the Company or any of its Subsidiaries are, to the extent the Company or its Subsidiaries are liable for such Taxes, equally made with respect to any of their respective predecessors.

(q) Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 5.16 and the representations and warranties contained in Section 5.17 to the extent specifically addressing Taxes shall be the only representations or warranties concerning the Company and its Subsidiaries in this Agreement with respect to Tax matters.

SECTION 5.17. Employee Benefit Plans; Labor Matters. (a) Section 5.17(a) of the Company Disclosure Schedule lists each material Employee Plan, including any (i) Employment Agreement with a Service Provider (other than Employment Agreements terminable at-will without the payment of severance or provision of prior notice) and (ii) any Employee Plan providing any severance, retention or change in control benefits or payments. The Company has made available to Parent with respect to each Employee Plan required to be listed on Section 5.17(a) of the Company Disclosure Schedule, (A) a copy thereof (or a description, if such plan is not written) and all amendments thereto, (B) the most recent summary plan description and summary of material modifications thereto, (C) the most recently filed IRS Form 5500 and accompanying schedules and attachments thereto for each Employee Plan required to file IRS Forms 5500, (D) the most recently prepared actuarial reports and financial statements, if applicable, (E) all material, non-routine correspondence relating thereto received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years related to such Employee Plan, (F) all current employee handbooks, (G) all material, non-routine correspondence with any Company Employee regarding any Employee Plan, and (H) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Employee Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no current Company Employee or Independent Contractor is a party to, or is otherwise bound in any way by, any Contract that would reasonably be expected to interfere with the performance of such Person’s duties to the Company or its Subsidiaries.

(c) The Company has made available to Parent a true and complete list in all material respects that sets forth, as of January 17, 2022: (i) for each Company Employee, such Company Employee’s name (to the extent permitted by applicable Law), employee identification number, employer, job title, hire date, work location, current base salary or wage or commission rate, annual target bonus opportunity, fringe benefits (other than those available to all similarly-situated Company Employees), whether part-time or full-time, status as exempt or non-exempt under the Fair Labor Standards Act, immigration status, and whether such individual is in active employment or on leave, and if on leave, the nature of such leave and the current date of expected return; and (ii) each current Independent Contractor, including each such Person’s name, location, and consulting or contracting fee.

(d) Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has any direct or indirect liability with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA); (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA or applicable state Law); or (v) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is so qualified, and no event has occurred since the date of such determination that would reasonably be expected to result in the loss of such qualification and (ii) is subject to a currently effective determination letter, or opinion letter on which the Company or applicable Subsidiary that is the plan sponsor is entitled to rely, from the IRS.

(f) Each Employee Plan and each Non-United States Employee Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Law, including ERISA and the Code. Except as would not, individually or in the aggregate, result in material liability to the Company and its Subsidiaries, (i) no Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened against any Employee Plan, (ii) all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered, and (iii) neither the Company nor any of its ERISA Affiliates nor, to the Knowledge of the Company, any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(g) With respect to each Non-United States Employee Plan, the Company has timely made all required contributions in all material respects in accordance with applicable Law and has no actual or contingent material liability to any such Plans that have not been satisfied in full or properly accrued.

(h) No asset of any Employee Plan intended to be qualified under Section 401(a) of the Code consists of Company securities (within the meaning of Section 407(d)(1) of ERISA).

(i) No Employee Plan provides or promises, and neither the Company nor any of its Subsidiaries have promised to provide in the future, any post-employment health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than (i) as required by applicable Law, (ii) coverage through the end of the month of employment termination in accordance with the terms of the Employee Plan or (iii) under an Employment Agreement with respect to continued healthcare coverage at Company expenses).

(j) All contributions, premiums and payments that are due have been made in all material respects for each Employee Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period that are not yet due are properly accrued to the extent required to be accrued under GAAP.

(k) Except as expressly required under this Agreement or as set forth on Section 5.17(k) of the Company Disclosure Schedule, or as required by applicable Law, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (without regard to subsection (b)(4) thereof).

(l) Each Employee Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established and operated in compliance with Section 409A of the Code in all material respects. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code.

(m) Neither the Company nor any of its Subsidiaries is, nor has it been since January 1, 2019, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there is no, and, since January 1, 2019, there has not been any, material organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee.

(n) As of the date hereof, there are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no, and since January 1, 2019, there has not been, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such action threatened.

(o) The Company and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment in all material respects, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, equal opportunity, discrimination, sexual harassment, disability accommodation, protected leave, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law. Neither the Company nor any of its Subsidiaries is, or since January 1, 2020, has been, a government contractor.

(p) To the Company’s Knowledge, in the last three (3) years ending on the date hereof, (i) there has been no allegation of sexual harassment made against any former or current executive officer of the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment by a Service Provider.

SECTION 5.18. Environmental Matters. (a) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law that would reasonably be expected to result in material liabilities or obligations to the Company. The Company and its Subsidiaries are and have for the past five years been in compliance in all material respects with all Environmental Laws and all Environmental Permits. To the Knowledge of the Company, there has been no material release of any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or by any predecessors of the Company or any of its Subsidiaries. There are no material liabilities or obligations of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability or obligation. The Company has made available to Parent all environmental, health, and safety reports, audits, assessments and similar documents within the Company’s possession or control, in each case relating to the Company or its current or former operations.

(b) Neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any material investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law.

SECTION 5.19. Material Contracts. (a) Section 5.19(a) of the Company Disclosure Schedule contains an accurate and complete list of the following Contracts to which the Company or any of its Subsidiaries is a party or by which such Person is, or any of its properties or assets are, bound as of the date hereof, other than Employee Plans to the extent listed on Section 5.17(a) of the Company Disclosure Schedule (each such Contract required to be listed on Section 5.19(a) of the Company Disclosure Schedule, whether or not so listed, a “Material Contract”):

(i) any Contract (A) relating to the research, development, distribution, marketing, supply, or manufacturing of any Company Product, in each case, that involves payments in excess of $250,000 in the current or any future calendar year, (B) relating to the pricing or reimbursement terms of any Company Product or (C) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, material research and development project or other similar arrangement;

(ii) any Contract (excluding Incidental Licenses) pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(iii) any Contract with any Governmental Authority;

(iv) any Contract with sole-source or single-source suppliers of material tangible products or services or pursuant to which any of the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods relating to any Company Product or has agreed to purchase goods relating to any Company Product exclusively from a certain party;

(v) any stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or arrangement, or any Contract or arrangement relating to the exercise of any voting rights in respect of any Company Securities;

(vi) any Contract containing “most favored nation” or similar preferential pricing provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(vii) any Contract that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $250,000 in the current or any future calendar year or (B) $500,000 in the aggregate;

(viii) any Contract (A) for the disposition of all, or any significant portion of, the assets (including any Intellectual Property Rights) or business of the Company or any of its Subsidiaries, (B) for the acquisition of, directly or indirectly, a material portion of the assets (including any Intellectual Property Rights) or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (C) related to any acquisition or divestiture and that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(ix) any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or any other material contingent payment obligations, in each case that is not terminable by the Company or its Subsidiaries without penalty without more than 60 days’ notice;

(x) any lease, sublease or other agreement under which the Company or any of its Subsidiaries leases, subleases or licenses any real property, whether as lessor or lessee (each, a “Lease”);

(xi) any indemnification agreements between (A) the Company or any of its Subsidiaries and any Indemnified Person or (B) any Indemnified Person and the relevant corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise in respect of which such Indemnified Person serves or has served;

(xii) any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or any of its Subsidiaries;

(xiii) any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries;

(xiv) any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(xv) any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xvi) any Contract requiring the Company, or any successor thereto or acquirer thereof, to make any payment, whether on the account of severance or otherwise, to another Person as a result of a change of control of the Company, or that gives a Third Party a right to receive or elect to receive any such payment; and

(xvii) (A) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or (B) any other Contract that is material to the Company and its Subsidiaries, taken as a whole, in each case ((A) and (B)) other than any Employment Agreements, Employee Plans and Contracts described in any of the foregoing clauses of this Section 5.19(a) or Section 5.17(a) of the Company Disclosure Schedule.

(b) The Company has made available to Parent prior to the date hereof a true and complete copy of each Material Contract. Except as has not been, and would not reasonably be expected to be, material to the business of the Company, each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its applicable Subsidiary party thereto, subject to the Enforceability Exceptions. Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

SECTION 5.20. Finders’ Fees. Except for BofA Securities, Inc. and SVB Leerink LLC (together, the “Financial Advisors”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with any of the transactions contemplated by this Agreement. The Company has made available to Parent prior to the date hereof a complete and accurate copy of all agreements pursuant to which the Financial Advisors are entitled to any fees, expenses or indemnification in connection with any of the transactions contemplated by this Agreement.

SECTION 5.21. Opinion of Financial Advisors. The Board of Directors has received an opinion from each of the Financial Advisors, as financial advisors to the Company, that, in each case, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, qualifications and limitations and other matters set forth therein, the consideration to be received in the Offer and the Merger (taken together as an integrated transaction) pursuant to this Agreement by holders of the Shares (other than (a) Shares in respect of which the holders thereof are entitled to appraisal rights in accordance with Section 3.04 and (b) any Excluded Shares) is fair, from a financial point of view, to such holders, and each such opinion has not been withdrawn, rescinded or modified. The Company shall deliver a correct and complete copy of each of such written opinions of the Financial Advisors to Parent solely for informational purposes promptly after receipt thereof by the Company. The Company has been authorized by the Financial Advisors to permit the inclusion of such opinions, each in its entirety and references thereto in the Schedule 14D-9.

SECTION 5.22. Antitakeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 6.08 are true, accurate and complete, (a) the Board of Directors has taken all action necessary to exempt the Offer, Merger, the execution, delivery and performance of this Agreement, the CVR Agreement, and the consummation of the transactions contemplated hereby or thereby from the restrictions on business combinations set forth in Section 203 of the DGCL and (b) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the CVR Agreement or any of the transactions contemplated hereby or thereby. There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. The Company has not opted out of Section 251(h) of the DGCL in its certificate of incorporation or taken any other action to limit or preclude the use by the Company of Section 251(h) of the DGCL as contemplated hereby.

SECTION 5.23. Regulatory Matters. (a) Since January 1, 2019, all Company Products have been and are being researched, developed, tested, manufactured, labeled, distributed, shipped, imported, exported or otherwise Exploited in compliance, in all material respects, with all applicable Healthcare Laws.

(b) Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any Third Parties acting on behalf of the Company or any of its Subsidiaries, has received any written or, to the Company’s Knowledge, oral notice or other written communication from the FDA, the DEA, or any other Governmental Authority, or any Review Board, alleging any material violation of any applicable Healthcare Law, including, as applicable, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, by the Company, any of its Subsidiaries, or any Third Party acting on behalf of the Company or any of its Subsidiaries, relating to any Exploitation activity of a Company Product. Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Third Parties acting on behalf of the Company or any of its Subsidiaries (but solely to the extent related to any Exploitation activity of a Company Product), has received any (i) warning letters or untitled letters, or (ii) written notices of enforcement action or other documents issued by or, to the Company’s Knowledge, oral communications from the FDA, the DEA, or any other Governmental Authority, or any Review Board, alleging material noncompliance with any applicable Healthcare Law by the Company or any of its Subsidiaries, or by Persons who are otherwise performing services for the benefit of the Company or any of its Subsidiaries.

(c) Since January 1, 2019, no human clinical trial conducted or sponsored by or on behalf of the Company or any of its Subsidiaries, or to the Company’s Knowledge, by a Third Party on behalf of the Company or any of its Subsidiaries concerning a Company Product has been placed on any clinical hold, or otherwise terminated or suspended by the FDA or any other applicable Governmental Authority or any Review Board, and to the Company’s Knowledge, neither the FDA or any other applicable Governmental Authority nor any Review Board has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend, materially modify, or materially restrict, any previous, proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(d) There is not and since January 1, 2019, there has not been, and to the Company’s Knowledge, there is no threat by any Governmental Authority or clinical investigators of, any return or defect of any Company Product proposed to be used during a clinical investigation, nor has the Company issued any replacements, safety alerts or any other written notice to an investigator or Governmental Authority asserting potential lack of safety or regulatory compliance with respect to any Company Product used in or to be used during a clinical investigation, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in the foregoing or a termination or suspension of developing and testing of any such Company Product.

(e) To the Company’s Knowledge, since January 1, 2019, none of the clinical investigators involved in the clinical investigations of any Company Product by or on behalf of the Company or its Subsidiaries has been or is disqualified, debarred, restricted or otherwise sanctioned by FDA, the U.S. Department of Health and Human Services, or any other applicable Governmental Authority.

(f) To the extent required by applicable Laws, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with such applicable Laws in all material respects.

(g) No Company Product has been recalled, withdrawn, suspended or discontinued due to safety or efficacy concerns (whether voluntarily or at the request of a Governmental Authority). The Company has not received written notice of any Actions of a Governmental Authority (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Company Product or seeking the withdrawal of pre-market approvals obtained by the Company or its Subsidiaries.

(h) The Company holds all material registrations, licenses, permits, approvals, and other authorizations of Governmental Authorities necessary to conduct its business, including as required under the CSA and the regulations of the DEA.

(i) The FDA-approved Risk Evaluation and Mitigation Strategy (REMS) for Fintepla® is fully operational and complies with all terms agreed to with FDA. To the Company’s Knowledge, there are no facts that would reasonably render the current approved REMS for Fintepla® inadequate to guarantee the safe use of Fintepla®, or that would otherwise reasonably require revision to the current approved REMS.

(j) The Company and all of its Subsidiaries are in compliance in all material respects with all post-marketing requirements imposed on Fintepla® pursuant to Section 505(o) of the FDCA and similar provisions of foreign applicable Healthcare Laws.

(k) To the Company’s Knowledge, since January 1, 2019, neither the Company nor any of its Subsidiaries has employed or otherwise used in any capacity the services of any Person debarred under 21 U.S.C. § 335a (or foreign equivalent) with respect to any Company Product.

(l) All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with, any investigation or application for Regulatory Approval of any Company Product, when submitted to the FDA or such other comparable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other comparable Governmental Authority. None of the filings made by or on behalf of the Company or any of its Subsidiaries with the FDA or an equivalent Governmental Authority relating to any Company Product (i) contained any fraudulent statement, or (ii) to the Company’s Knowledge, and except where the same have been corrected in or supplemented by a subsequent filing, contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein not misleading at the time filed.

(m) Neither the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent acting for the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, in each case, relating to a Company Product or the development or manufacturing thereof, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or for any similar Governmental Authority to invoke any comparable foreign applicable Healthcare Laws.

(n) Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

SECTION 5.24. Healthcare Compliance. (a) Since January 1, 2019, neither the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, director, managing employee (as those terms are defined in 42 C.F.R. § 1001.1001) or agent (as such term is defined in 42 C.F.R. § 1001.1001(a)(2)) of the Company or any of its Subsidiaries: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program; (ii) has been debarred, excluded or suspended from participation in any Federal Healthcare Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the Company’s Knowledge, is the target or subject of any current or potential investigation relating to any Federal Healthcare Program-related offense.

(b) To the Company’s Knowledge, no Person has filed or has threatened to file against the Company or any of its Subsidiaries any Action relating to any Healthcare Law under any federal or state whistleblower statute.

(c) The Company and its Subsidiaries have adopted a code of ethics and have an operational healthcare compliance program, implementing the seven elements of an effective compliance program described in Compliance Program Guidance published by the Office of Inspector General, the U.S. Department of Health and Human Services, which governs all employees, including sales representatives and their interactions with their physician and hospital customers.

SECTION 5.25. Transactions with Affiliates. Other than awards granted under the Equity Incentive Plans, participation in the ESPP or participation in any Employee Plan, none of the following Persons is or has been since January 1, 2019 a party to any actual or proposed transaction, Contract, commitment, arrangement or understanding with the Company or has engaged in any transaction with the Company or any of its Subsidiaries: (a) any present or former officer or director the Company or any of its Subsidiaries; (b) any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries or (c) to the Knowledge of the Company, any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any Person described in the foregoing clauses (a) or (b).

SECTION 5.26. Insurance. The Company has made available to Parent a copy of (a) all material Company Insurance Policies and (b) all the claims made (whether currently open or not) and reported to the applicable insurers under any Company Insurance Policy during the last three (3) years. Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Insurance Policies with respect to policy periods including the date of this Agreement are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued, (ii) as of the date of this Agreement, there is no claim pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters thereof, (iii) the Company and its Subsidiaries are in compliance with the terms of all Company Insurance Policies, and (iv) the Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any Company Insurance Policies.

SECTION 5.27. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 5, neither the Company, its Subsidiaries, nor any Representative or other Person acting on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

SECTION 6.01. Corporate Existence and Power. Each of Parent and Merger Sub has been duly organized or incorporated, as applicable, is validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization or incorporation, and has all organizational powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent.

SECTION 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the organizational powers of Parent and Merger Sub and have been duly authorized by all necessary organizational action, subject to the approval and adoption of this Agreement by the sole stockholder of Merger Sub, following the execution and delivery of this Agreement. Assuming due authorization, execution and delivery by the Company or the Rights Agent (as the case may be), this Agreement constitutes, and at the Effective Time the CVR Agreement will constitute, a valid and binding obligation of each of Parent and Merger Sub, as the case may be, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

SECTION 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, as the case may be, require no action by or in respect of, or filing with respect to Parent or Merger Sub by or with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of any Antitrust Law, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and Euronext Brussels, and (d) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.04. Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the CVR Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, as the case may be, do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in clauses (a) through (c) of Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (c) of Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 6.05. Disclosure Documents. (a) The information with respect to Parent or any of its Subsidiaries that Parent or one or more of Parent’s Representatives (by or on behalf of Parent) supplies to the Company specifically for use (or incorporation by reference) in any Company Disclosure Document, will not, at the time of the filing of such Company Disclosure Document or any amendment or supplement thereto, and at the time of any distribution or dissemination of such Company Disclosure Document, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Notwithstanding the foregoing in this Section 6.05, Parent makes no representation with respect to statements included or incorporated by reference in the Company Disclosure Documents based upon information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 6.06. Finders’ Fees. Except for Barclays Bank PLC and Lazard Frères & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or Merger Sub upon consummation of the transactions contemplated by this Agreement.

SECTION 6.07. Financing. At the Acceptance Time and at the Closing, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy Parent’s and Merger Sub’s respective cash payment obligations under this Agreement (other than the payment obligations described in the second sentence of this Section 6.07), including payment of the aggregate Closing Amount and any fees and expenses of, or payable by, Parent or Merger Sub in connection with the Offer, the Merger or the Financing. On the Milestone Payment Date, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy Parent’s cash payment obligations under the CVR Agreement, including payment of the Milestone Payment and any fees and expenses of, or payable by, Parent in connection with the transactions contemplated by the CVR Agreement. Parent has delivered to the Company true, complete and correct copies of the Finance Documents as of the date of this Agreement, redacted in a customary manner, pursuant to which the Financing Sources have agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Financing”). Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing that would have the effect of reducing the amount of the Financing below the amount required, when taken together with all other sources of funding available for payment of the aggregate Closing Amount, to pay the Closing Amount due promptly following the Acceptance Time under the Offer or promptly following the Closing Date in connection with the Merger, as the case may be, or the effect of increasing the conditionality of the availability of such Financing, in each case other than as set forth in the Finance Documents as in effect on the date hereof and other than in a manner that Parent in good faith considers to be immaterial to the availability of the Financing at such applicable time. Parent has not received notice and is not aware that any of the respective commitments contained in the Finance Documents have been withdrawn or rescinded in any respect. The Finance Documents are in full force and effect and represent a valid, binding and enforceable obligation of Parent, subject to the Enforceability Exceptions. Assuming satisfaction of the Offer Conditions, Parent has no reason to believe that (a) any of the Financing Conditions will not be satisfied or (b) the Financing will not be made available to Parent at or promptly following the Acceptance Time.

SECTION 6.08. No Other Operations. Merger Sub was formed solely for the purpose of effecting the Offer and the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

SECTION 6.09. Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. None of Parent, Merger Sub nor any of their Affiliates directly or indirectly owns any Shares.

SECTION 6.10. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 6, neither Parent, its Subsidiaries (including Merger Sub), nor any Representative or other Person acting on behalf of Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE 7

COVENANTS OF THE COMPANY

SECTION 7.01. Conduct of the Company. Except (v) as required by applicable Law, (w) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) to the extent necessary to comply with COVID-19 Measures, (y) as expressly required or expressly provided for by this Agreement or (z) as set forth in Section 7.01 of the Company Disclosure Schedule, during the period from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in the ordinary course consistent with past practice, (2) use reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers, key employees and key consultants and maintain its existing business relationships and goodwill with those Persons having significant business relationships with it, and (3) without limiting the generality of the foregoing, not:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock or any other equity securities (including the Shares), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of wholly owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, in each case in this clause (iii), other than (A) as provided by any Employee Plan, (B) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (C) the withholding of Shares to satisfy Tax obligations with respect to Company Stock Options, Company RSUs or Company PSUs, (D) the acquisition by the Company of Company RSUs or Company PSUs in connection with the forfeiture of such Company RSUs or Company PSUs or (E) settlements in cash (in whole or in part) or conversion (in whole or in part) of any of the Convertible Notes;

(c) (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the ESPP, in each case that are outstanding on the date hereof in accordance with their respective terms on the date hereof and in compliance with the terms of this Agreement, (B) any Shares upon the vesting of any Company RSUs or Company PSUs, in each case that are outstanding on the date hereof in accordance with their respective terms on the date hereof, (C) any Shares upon conversion of any Convertible Notes and (D) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures (or any obligations or liabilities in respect thereof), other than (i) those set forth in the capital expenditure plan set forth on Section 7.01(d) of the Company Disclosure Schedule or (ii) unbudgeted capital expenditures in an amount not to exceed, in the aggregate, $1,000,000;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g) sell, assign, lease, license or otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than (i) sales of obsolete equipment in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice that are not material to the Company or its Subsidiaries, (iii) the abandonment or lapsing of any Intellectual Property Rights which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business or (iv) pursuant to Contracts existing as of the date of this Agreement and listed on Section 5.19(a) of the Company Disclosure Schedule;

(h) (i) extend, amend, waive, cancel or modify any material rights in or to the Company Intellectual Property in a manner that is adverse to the Company or its Subsidiaries, (ii) fail to diligently prosecute any material Patent application owned by the Company or any of its Subsidiaries or the Licensed Intellectual Property Rights for which the Company or any of its Subsidiaries controls the prosecution thereof as of the date of this Agreement, except for such applications which Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business, or (iii) divulge, furnish or make accessible any material Owned Intellectual Property Rights that constitute Trade Secrets, other than in the ordinary course of business (consistent with past practice) to any Third Party that is subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(i) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or any of its wholly owned Subsidiaries), or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof, in each case, in an amount in excess of $500,000 in the aggregate;

(j) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(k) (i) other than in the ordinary course of business consistent with past practice, renew, enter into, amend or modify in any material respect or terminate any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms); provided that the renewal, entry into, amendment or modification in any material respect, or termination of any Contract described in clauses (i)(A), (i)(C), (ii), (v), (vi), (ix), (xiv), (xvi) or (xvii)(A) of Section 5.19(a) shall not be deemed to be in the ordinary course of business consistent with past practice, except that this proviso shall not apply with respect to change orders under, or amendments or modifications to, a Contract described in clause (i)(A) of Section 5.19(a), if such change order does not involve payments in excess of $250,000 or if such amendment or modification is not material, in which case such change orders, amendments or modifications may be entered into to the extent in the ordinary course of business consistent with past practice; or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(l) except as required by applicable Law or any Employee Plan, Employment Agreement or Consulting Agreement as in effect on the date hereof and made available to Parent, or as contemplated by Section 7.01(b) or Section 7.01(c) with respect to Company Stock Awards: (i) with respect to any current or former Service Provider, (A) grant any increase in compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits to any such Service Provider, or grant any new bonus right or entitlement to any such Service Provider, other than annual increases in base compensation (and corresponding increases in target bonus compensation) in the ordinary course of business consistent with past practice (and corresponding increases in target bonus compensation) or the execution of new service agreements with Independent Contractors that provide for an annual base retainer of $200,000 or less and the payment of retainers thereunder, (B) discretionarily accelerate the vesting or payment of any Company Stock Award or any other equity or equity-based awards held by any current or former Service Provider, (C) grant any equity or equity-based awards to any current or former Service Provider, (D) enter into, establish, adopt or amend any employment, consulting services, severance, retention, change in control agreement or arrangement, other than the execution of new service agreements with Independent Contractors that provide for an annual base retainer of $200,000 or less and the payment of retainers thereunder, or (E) establish, adopt, enter into, or materially amend any Employee Plan or Collective Bargaining Agreement; (ii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider; (iii) enter into any plan or agreement to, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code; or (iv) (A) hire or engage the services of any individual as a Service Provider who has a

“target annual compensation opportunity” (which shall mean the sum of annual base salary or base retainer and total target cash bonus opportunity, if any) of $200,000 or more or (B) terminate the service of any Service Provider who has a “target annual compensation opportunity” (which shall mean the sum of annual base salary or base retainer and total target cash bonus opportunity, if any) of $200,000 or more other than for cause;

(m) fail to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than such policies that expire or are terminated by their terms (in which event the Company or its applicable Subsidiary shall use reasonable best efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course consistent with past practice;

(n) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X, as agreed to by its independent public accountants;

(o) settle, or offer or propose to settle, (i) any Action (except with respect to immaterial routine matters in the ordinary course of business) in excess of $500,000 individually or $2,000,000 in the aggregate, (ii) any stockholder Action or dispute against the Company or any of its officers or directors or (iii) any other Action or dispute that relates to the transactions contemplated hereby;

(p) unless required by applicable Tax Law or consistent with past practice, (i) make, adopt, change or revoke any material Tax election, material Tax accounting period or material method of Tax accounting, (ii) amend any income Tax Return or other material Tax Return, (iii) enter into any Tax Sharing Agreement, (iv) extend or waive the application of any statute of limitations regarding the assessment or collection of any income Taxes or other material Tax with respect to the Company or any of its Subsidiaries, or (v) without the prior written consent of Parent, enter into any closing agreement with respect to Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(q) take any action that would result in a change to the “Conversion Rate” (as defined in the Convertible Notes Indenture) of the Convertible Notes from that set forth in Section 5.05(c); or

(r) agree, resolve or commit to do any of the foregoing;

provided that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties.

SECTION 7.02. Access to Information. (a) Subject to Section 7.02(b), from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law and the Confidentiality Agreement, and except to the extent necessary to comply with COVID-19 Measures (and only for the duration of any such COVID-19 Measures), the Company shall (i) give to Parent, its counsel, lenders (including the Financing Sources), financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, facilities, assets, books, records, officers, employees, consultants and agents of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, lenders, financial advisors, auditors and other authorized representatives such financial and operating data and other information (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(c) The foregoing provisions of Section 7.02(a) shall not require and shall not be construed to require the Company to permit any access or any inspection or review, or to disclose or otherwise make available any information that the Company determines in its reasonable judgment, (i) would violate any applicable Law which restricts or otherwise prohibits access to such documents or information, (ii) would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Third Party or otherwise breach, contravene or violate, constitute a default under, or give a Third Party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (iv) relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 7.04, an Acquisition Proposal or Superior Proposal, or (v) would result in the disclosure of Personal Information that would cause the Company to violate any applicable Privacy Law. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive any privilege.

(d) From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to: (i) diligently conduct its Patent prosecution practice in the ordinary course consistent with past practice and in material compliance with applicable Law and the rules of the U.S. Patent and Trademark Office or similar foreign office; (ii) promptly notify Parent of any notice or other communication to the Company or such Subsidiary from the U.S. Patent and Trademark Office or any similar foreign office, and consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent on a timely basis in respect of the foregoing; (iii) furnish Parent with non-confidential copies of all correspondence, filings and written communications between the Company, its Subsidiaries and their respective Representatives, on one hand, and any such office or its staff, on the other hand; and (iv) consult with Parent prior to making any significant submission to the U.S. Patent and Trademark Office or any similar foreign office relating to the Company’s or such Subsidiary’s Patent prosecution practice, response to any rejection or any similar communication from such office, and shall give Parent reasonable opportunity to review and comment on any such submission prior to its submission to any such office.

(e) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein, and the terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, its counsel, lenders (including the Financing Sources), financial advisors, auditors or other authorized representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.02.

SECTION 7.03. Regulatory Matters. (a) From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law, the Company shall: (i) promptly provide Parent with advance notice of and, to the extent reasonably practicable to do so, an opportunity for one designated Representative of Parent to participate as an observer in any meetings or conference calls the Company has with the FDA or its advisory committees, the EMA or any other similar Governmental Authority; (ii) promptly provide Parent with advance notice of any inspection or other audit by the FDA, the EMA or any similar Governmental Authority, and after such inspection or audit promptly provide Parent with a summary thereof and, when available, a copy of the full report in respect thereof; (iii) consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent in respect of the foregoing matters described in clauses (i) and (ii); (iv) promptly notify Parent of any notice or other communication to the Company from the FDA or its advisory committees, the EMA, or any other similar Governmental Authority, or a Review Board, and, subject to applicable Law, provide Parent on a timely basis with, and, to the extent reasonably practicable to do so, permit Parent to review in advance, any proposed written communication to such Governmental Authority, as considered appropriate by Parent, and consider Parent’s reasonable comments provided on a timely basis; (v) furnish Parent on a timely basis with non-confidential copies of all correspondence, filings and written communications between the Company, its Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its staff, on the other hand; (vi) to the extent reasonably practicable to do so, consult with Parent prior to making any significant submission to the FDA, the EMA or any similar Governmental Authority, or a Review Board, relating to the Company’s business or any Company Product, or supplement or amendment thereto, response to any warning letter, untitled letter, or observation on FDA Form 483; and (vii) to the extent reasonably practicable to do so, give Parent reasonable opportunity to review and comment on any such submission prior to its submission to such Governmental Authority, and consider Parent’s comments thereto provided on a timely basis.

(b) From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law and Section 7.03(c), the Company shall: (i) continue to pursue approval by the European Commission of a “variation application” in the European Union, through the centralized procedure, for Fintepla® for the treatment of Lennox-Gastaut syndrome (the “EU Approval”) in accordance with the LGS EU Regulatory Development Plan; (ii) timely and diligently take all actions as may be reasonably necessary to obtain EU Approval in a manner that expressly refers to Fintepla® as an orphan medicinal product for human use, including by promptly (A) responding to any request for supplementary information from the European Commission, (B) pursuing a positive opinion from the EMA’s Committee for Medicinal Products for Human Use in relation to the EU Approval, (C) pursuing an opinion from the EMA’s Committee for Orphan Medicinal Products recommending that fenfluramine hydrochloride for the treatment of Lennox-Gastaut syndrome not be removed from the Community Register of Orphan Medicinal Products, and (D) submitting any filings or other communications as may be requested by the EMA, the European Commission or any other Governmental Authority in connection with, or as may be reasonably necessary to obtain, EU Approval or the opinions referred to in clauses (B) and (C); (iii) promptly provide Parent with advance notice of and, to the extent reasonably practicable to do so, an opportunity for one designated Representative of Parent to participate as an observer in any meetings or conference calls the Company has with the EMA or any other similar Governmental Authority, in each case in connection with the foregoing actions described in clauses (i) and (ii); (iv) promptly provide Parent with advance notice of any inspection or other audit by the EMA or any similar Governmental Authority, in each case in connection with the foregoing actions described in clauses (i) and (ii), and after such inspection or audit promptly provide Parent with a summary thereof and, when available, a copy of the full report in respect thereof; (v) consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent in respect of the foregoing matters described in clauses (i) through (iv); (vi) promptly notify Parent of any notice or other communication to the Company from the EMA or any other Governmental Authority, or a Review Board, and, subject to applicable Law, to the extent reasonably practicable to do so, provide Parent on a timely basis with, and permit Parent to review in advance, any proposed written communication to such Governmental Authority, as considered appropriate by Parent, and consider Parent’s comments provided on a timely basis, in each case in connection with the foregoing matters described in clauses (i) through (v); (vii) furnish Parent on a timely basis with non-confidential copies of all correspondence, filings and written communications between the Company, its Affiliates and their respective Representatives, on one hand, and any such Governmental Authority or its staff, on the other hand, in each case relating to any of the foregoing matters described in clauses (i) through (vi); (viii) to the extent reasonably practicable to do so, consult with Parent prior to making any significant submission to the EMA, the European Commission or any similar Governmental Authority relating to any of the foregoing matters described in clauses (i) and (vii), or supplement or amendment thereto; (ix) to the extent reasonably practicable to do so, give Parent reasonable opportunity to review and comment on any such submission prior to its submission to such Governmental Authority, and consider Parent’s comments thereto provided on a timely basis; and (x) use reasonable best efforts to keep available the services of its employees and consultants who are involved in any material respect with any of the foregoing actions described in clauses (i) through (ix).

(c) Notwithstanding anything to the contrary in this Agreement, from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, without Parent’s prior written consent, take any actions in connection with or in furtherance of the EU Approval in deviation from the regulatory development plan for the Product as set forth on Section 7.03(c) of the Company Disclosure Schedule (the “LGS EU Regulatory Development Plan”).

SECTION 7.04. Acquisition Proposals; Change of Recommendation; No Solicitation. (a) No Solicitation. From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents, and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly encourage (including by way of furnishing nonpublic information relating to the Company or any of its Subsidiaries) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, proposal or offer, to the extent necessary to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to result in an Acquisition Proposal);

(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than (A) to state that the terms of this Section 7.04 prohibit such discussions or negotiations, or (B) discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, proposal or offer, to the extent necessary to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to result in an Acquisition Proposal);

(iii) furnish any nonpublic information relating to the Company or any of its Subsidiaries, or afford access to nonpublic information relating to the business, properties, assets, books or records of the Company or any of its Subsidiaries, to any Third Party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that if, and only if, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the directors’ fiduciary duties under the DGCL, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 7.04; or

(v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, proposal or offer, to the extent necessary to determine whether such inquiry, proposal or offer constitutes or would reasonably be expected to result in an Acquisition Proposal).

(b) Exceptions. Notwithstanding Section 7.04(a) or any other provision in this Agreement, at any time prior to the Acceptance Time, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in this Section 7.04, the Company may:

(i) furnish information in response to a request therefor (including nonpublic information regarding the Company or any of its Subsidiaries) to the Person who made such Acquisition Proposal or its Representatives; provided that (A) such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and (B) prior to furnishing any such information, the Person making such Acquisition Proposal enters into a confidentiality agreement with the Company containing terms that are not less restrictive to the other party than the terms in the Confidentiality Agreement are on Parent, and a copy of such confidentiality agreement is provided to Parent; and

(ii) engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Board of Directors determines in good faith after consultation with its outside legal counsel and its financial advisor that, based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company shall promptly (and, in any event, within 24 hours) give notice to Parent if, after entry into of this Agreement, (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, in each case of clauses (i) through (iii), it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any material written requests, proposals or offers, including proposed agreements) and thereafter shall continue promptly (and, in any event, within 24 hours) to keep Parent informed on a reasonably current basis of the status and material terms of any such proposals or offers (including any material amendments thereto).

(d) No Change of Recommendation.

(i) Except as permitted by Section 7.04(d)(ii) and Section 7.04(e), the Company agrees that the Board of Directors and any committee thereof shall not:

(A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Board Recommendation, in each case in a manner adverse to Parent or Merger Sub;

(B) fail to include the Company Board Recommendation in the Schedule 14D-9;

(C) fail to (x) reaffirm the Company Board Recommendation, and (y) recommend against acceptance of a tender or exchange offer by the Company’s stockholders pursuant to Rule 14d-2 under the 1934 Act for outstanding Shares (other than the Offer), in each case, within 10 Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (in the case of clause (x)) or the commencement of such tender offer or exchange offer (in the case of clause (y)) or, in each case, if earlier, prior to the Acceptance Time; provided that the taking of no position or a neutral position by the Board of Directors in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; provided, further, that the Board of Directors shall not be required to make any reaffirmation in the case of clause (x) more than one time with respect to any Acquisition Proposal unless there shall have been a publicly disclosed change regarding such Acquisition Proposal;

(D) approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, license agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 7.04(b) entered into in compliance with Section 7.04(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), an “Adverse Recommendation Change”); or

(E) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(ii) Notwithstanding anything in this Agreement to the contrary, at any time prior to the Acceptance Time, the Board of Directors may effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 11.01(d)(i) in order to enter into a binding and definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, in each case only if: (A)(1) a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 7.04(a) is received by the Company and is not withdrawn, and the Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred; and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action described in this Section 7.04(d)(ii) in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under the DGCL; provided, however, that, prior to taking such action, the Company has given Parent written notice (the “Board Recommendation Notice”) of such action and the basis therefor five Business Days in advance, which Board Recommendation Notice shall set forth in writing that the Board of Directors intends to consider whether to take such action and (x) in the case of a Superior Proposal, comply in form, substance and delivery with the provisions of Section 7.04(c) and (y) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to taking any action in response to a Superior Proposal or Intervening Event as described in the first sentence of this Section 7.04(d)(ii), the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal or cause such Intervening Event to cease to warrant an Adverse Recommendation Change. At the end of the five Business Day period, prior to and as a condition to taking any action in response to a Superior Proposal or Intervening Event as described in the first sentence of this Section 7.04(d)(ii), the Board of Directors shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to the Board Recommendation Notice, and shall have determined in good faith after consultation with its outside legal counsel and its financial advisor that (I) in the case of a Superior Proposal, such Superior Proposal continues to constitute a Superior Proposal and, in the case of an Intervening Event, such Intervening Event remains in effect and continues to warrant an Adverse Recommendation Change and (II) the failure to take such action described the first sentence of this Section 7.04(d)(ii) in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under the DGCL, in each case, if such changes offered or proposed in writing by Parent were to be given effect. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 7.04(c) and this Section 7.04(d)(ii), and will require a new Board Recommendation Notice, except that references in this Section 7.04(d)(ii) to “five

Business Days” shall be deemed to be references to “three Business Days” and such three Business Day period shall expire at 11:59 p.m. (New York City time) on the third Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional three Business Day period be deemed to shorten the initial five Business Day period).

(e) Certain Permitted Disclosures. Nothing contained in this Section 7.04 shall prevent the Company from taking or disclosing a position, or making a statement, in each case to the extent required under Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal so long as any such position or statement is consistent with this Section 7.04 and expressly reaffirms the Company Board Recommendation in such statement or in connection with such position; provided that this Section 7.04(e) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 7.04(d)(ii).

(f) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and shall use its reasonable best efforts to cause any such Third Party, its Representatives and its financing sources in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information as promptly as practicable. If received by the Company, the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company will promptly terminate all physical and electronic “data room” or similar access previously granted to any such Persons.

SECTION 7.05. Section 16 Matters. Prior to the Effective Time, the Company and the Board of Directors (or a duly formed committee thereof satisfying the applicable requirements of the 1934 Act) shall take all such steps as may be reasonably required or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 7.06. Stock Exchange Delisting; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

SECTION 7.07. Takeover Statutes. In the event that any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the transactions contemplated by this Agreement, the Company and the Board of Directors shall grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 7.08. Interim Communications by the Company. The Company shall keep Parent reasonably informed of any material communications broadly disseminated to Service Providers, lenders, material suppliers or other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, which communications shall not, without the prior written consent of Parent, be inconsistent in substance with any public statements made jointly by the parties or made by one party in accordance with Section 9.03.

SECTION 7.09. Tax Matters. Prior to the Closing, the Company shall deliver to Parent (i) a statement, in form and substance reasonably satisfactory to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, which statement shall satisfy the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations, together with (ii) a notice prepared and executed in accordance with Section 1.897-2(h)(1) of Treasury Regulations to be mailed by Parent (with a copy of the statement described in clause (i)) to the IRS in accordance with Section 1.897-2(h)(2) of the Treasury Regulations; provided, however, that Parent’s only recourse for the Company’s failure to provide such certificate and notice or any defect in such certificate and notice shall be the ability to withhold Tax from the Offer Price or the Merger Consideration, as the case may be, as required by applicable Tax Law.

SECTION 7.10. Transaction Litigation. The Company shall promptly advise Parent in writing of any Action (including any putative class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors, any committee thereof or any of the Company’s directors or officers relating to this Agreement, the Offer, the Merger or any of the transactions contemplated hereby (any such Action, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 7.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 7.11. Convertible Notes. Prior to the Closing, the Company shall take all actions required by, or reasonably requested by Parent pursuant to and in compliance with, the Convertible Notes Indenture (or as required by applicable Law with respect to the Convertible Notes or the Convertible Notes Indenture) to be performed by the Company as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including (a) the giving of any notices that may be required by the Convertible Notes Indenture or reasonably requested by Parent, including in connection with any repurchases or conversions of Convertible Notes occurring as a result of the transactions contemplated by this Agreement constituting a “Fundamental Change” or “Make-Whole Fundamental Change” as such terms are defined in the Convertible Notes Indenture, and (b) delivery to the Trustee, the holders of Convertible Notes or other applicable Person, as applicable, of any instruments, certificates, opinions of the Company’s counsel or other documents required by the Convertible Notes Indenture or by the Trustee or reasonably requested by Parent in connection with the execution, delivery or performance of this Agreement, the transactions contemplated hereby or as otherwise required by, or reasonably requested by Parent pursuant to or in compliance with, the Convertible Notes Indenture and any applicable Law. The Company shall deliver a copy of any such notice, instrument, certificate, opinion or other document to Parent at least three (3) Business Days (or such shorter period of time as may be required to comply with the terms of the Convertible Notes Indenture or any applicable Law) prior to delivering such notice or entering into such other document or instrument, and shall consider any comments thereto proposed by Parent in good faith. Without limiting the generality of the foregoing, the Company shall cooperate with Parent by executing and delivering (or causing to be executed and delivered, as applicable), prior to the Effective Time and in accordance with the Convertible Notes Indenture, a supplemental indenture and any other documents or instruments as may be requested by the Trustee in connection with the execution of such supplemental indenture, in each case in form and substance reasonably acceptable to the Trustee and Parent, pursuant to and with such terms as required under the Convertible Notes Indenture.

SECTION 7.12. Liquidation of Investments. Prior to the Closing, the Company shall use reasonable best efforts to liquidate or otherwise convert all of its funds or investments held in the form of marketable securities, in a manner such that, immediately after the Closing, the proceeds thereof shall be held in readily available cash.

ARTICLE 8

COVENANTS OF PARENT

SECTION 8.01. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

SECTION 8.02. Director and Officer Liability.

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time, as the case may be, to (i) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the (A) Contracts set forth on Section 5.19(a)(xi) of the Company Disclosure Schedule and (B) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws or comparable organizational documents of the Company or such Subsidiary, in each case in effect on the date of this Agreement, and (ii) indemnify and hold harmless each Indemnified Person against any losses incurred by such Indemnified Person in respect of any Action based upon or arising out of the fact that such Indemnified Person was a director, officer or employee of the Company or any of its Subsidiaries at or prior to the Effective Time to the fullest extent permitted by the DGCL and any other applicable Law and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries in effect on the date hereof; provided that, such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries (or any successor thereto) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to, purchase directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) or “tail” insurance policies with a claims period of six years from the Effective Time, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof, in each case with respect to any claim related to any actions or omissions taken at or prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time and (ii) in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to the foregoing an annual premium amount in excess of 300% of the annual premium amount paid by the Company for such D&O Insurance in its last full fiscal year prior to the date hereof, which amount is set forth in Section 8.02(c) of the Company Disclosure Schedule. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, the Surviving Corporation will obtain D&O Insurance (or “tail” coverage) with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Notwithstanding any of the foregoing, Parent may, at its sole discretion, request that the Company obtain, in which case the Company shall use reasonable best efforts to obtain, prior to the Effective Time, prepaid “tail” or “runoff” policies providing such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated hereby, and in case such prepaid “tail” or “runoff” policies are so obtained by the Company prior to the Effective Time: (A) the provisions of the preceding sentences of this Section 8.02(c) shall be deemed to have been satisfied; and (B) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case in clause (i) or (ii), to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 8.02.

(e) The rights of each Indemnified Person under this Section 8.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 8.03. Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the date on which the Effective Time occurs (or, if shorter, during the applicable period of employment of a Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with: (i) a base salary or base wages and an annual target bonus opportunity that, in each case, is no less than the base salary or base wages and annual target bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time (excluding any retention or other special or non-recurring bonus); (ii) other compensation and employee benefits that are substantially comparable in the aggregate to those offered by the Company to the Continuing Employees as of immediately prior to the Effective Time (excluding equity or equity based compensation and any retention, change in control or transaction-based compensation); and (iii) severance pay to Continuing Employees terminated without “Cause” equal to the severance benefits that would have been provided under the Employee Plans as in effect immediately prior to the Effective Time had such termination occurred at the Effective Time, which terms are set forth on Section 8.03(a) of the Company Disclosure Schedule.

(b) With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its controlled Affiliates or any other employee benefit plan or other compensation or severance arrangement of Parent or any of its controlled Affiliates, but excluding (i) any retiree healthcare or life insurance plans or programs maintained by Parent or any of its controlled Affiliates, (ii) any equity compensation arrangement and (iii) any defined benefit plan maintained by Parent or any of its controlled Affiliates, in each case, in which any Continuing Employee will participate on or after the Effective Time (collectively, the “Parent

Benefit Plans”), Parent shall, or shall cause the Surviving Corporation or any such controlled Affiliate (and their predecessors) to, recognize all service with the Company or any Affiliates rendered prior to the Effective Time by Continuing Employees for purposes of vesting, eligibility and benefit accrual (other than with respect to any defined benefit pension plans), under the terms of such Parent Benefit Plans; provided, however, that no such benefit plan, program, or arrangement shall have retroactive effect. In no event shall anything contained in this Section 8.03(b) result in any duplication of benefits for the same period of service. In addition, Parent shall use reasonable best efforts to (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any analogous Employee Plan applicable to such Continuing Employee prior to the Effective Time, (B) recognize, for purposes of annual deductible, co-payment and out-of-pocket limits under its health and welfare plans, deductible, co-payment and out-of-pocket expenses paid by Continuing Employees in the plan year in which the Effective Time occurs, and (C) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible covered dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible covered dependent had satisfied any similar limitation or requirement under an analogous Employee Plan or Non-United States Employee Plan prior to the Effective Time.

(c) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and Employment Agreements in accordance with their terms as in effect immediately prior to the Acceptance Time; provided, however, that nothing in this Section 8.03(c) shall prohibit Parent or its Subsidiaries (including the Surviving Corporation or its Subsidiaries) from amending or terminating, or from causing the Surviving Corporation or its Subsidiaries to amend or terminate, any such Employee Plans or Employment Agreements in accordance with their terms or if otherwise required by applicable Law.

(d) Parent acknowledges that, upon the occurrence of the Acceptance Time, a “Change in Control” (or “Change of Control” as the case may be) of the Company shall have occurred for purposes of each of the Employee Plans and Employment Agreements in which such definition appears.

(e) No later than ten Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and Tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based. Such information shall be updated and delivered to Parent not later than five Business Days prior to the Closing Date.

(f) Prior to the Effective Time, the Company shall take all actions that may be necessary or appropriate to terminate the Employee Plans required to be terminated pursuant to Sections 3.05 and 3.06 and, unless Parent provides written notice to the Company at least ten (10) Business Days prior to the Effective Time that such plan shall not be terminated, any plan maintained by the Company or any of its Subsidiaries under Section 401(k) of the Code, in each case as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. All resolutions, amendments, notices or other documents issued, adopted or executed in connection with the implementation of this Section 8.03(g) shall be subject to Parent’s prior review and approval.

(g) This Section 8.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 8.03, express or implied, shall confer upon any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider), or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 8.03. Nothing contained herein, express or implied: (i) except as expressly required in this Section 8.03, shall be construed to establish, amend or modify any Employee Plan; (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Employee Plan at any time assumed, established, sponsored or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any Service Provider (including any Continuing Employee) following the Effective Time. This Section 8.03 shall not create any right in any Service Provider (including any Continuing Employee) or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alter any existing at-will employment relationship between any Service Provider and the Surviving Corporation.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

SECTION 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) the taking of all acts necessary to cause the conditions to the other party’s (viewing Parent and Merger Sub together) obligation to close set forth in Article 10 to be satisfied as promptly as practicable (and in any event prior to the End Date), (ii) the obtaining of all necessary consents, approvals or waivers from, and the giving of all required notices to, Third Parties (iii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iv) obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to, and “reasonable best efforts” will in no event require, or be construed to require, Parent or any of its Affiliates to (A) initiate, litigate, challenge, defend or otherwise participate or take any action with respect to any Action by, against or involving any Third Party or Governmental Authority with respect to the transactions contemplated by this Agreement, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, (C) otherwise take any other steps or actions to defend against, vacate, modify or suspend any injunction or order of any Governmental Authority, including any injunction related to a private cause of action that would prevent the consummation of the transactions contemplated by this Agreement, (D) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property Rights or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries, (E) terminate any existing relationships or contractual rights or obligations or (F) otherwise offer to take or offer to commit to take any action that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries (or equity interests held by Parent or any of its Affiliates in entities with businesses, assets or properties) (any action in clauses (A) through (F), a “Regulatory Action”). At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action); provided that in no event shall the Company be required to take any such action described in this sentence that would not be conditioned on, and effective upon or after, the occurrence of the Closing.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 10 Business Days after the date hereof (unless otherwise agreed by Parent and the Company), (ii) make appropriate filings pursuant to any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (iii) supply as promptly as practicable any additional information and documentary material that may be requested and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(c) To the extent permitted by applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a Third Party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any Action by a Third Party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any Action by a Third Party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

SECTION 9.02. Certain Filings. The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Offer Documents and Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or otherwise in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company and Parent shall use their respective reasonable efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Offer Documents or the Company Disclosure Documents, and timely seek to obtain such actions, consents, approvals or waivers from parties under such Material Contracts; provided, however, that the parties shall not be required to commence any litigation against, or offer to grant any material accommodation (financial or otherwise) to, any counterparty to any such Material Contract. Unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 9.02 shall continue in full force and effect notwithstanding (A) any Adverse Recommendation Change, (B) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (C) anything in this Agreement to the contrary.

SECTION 9.03. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of Nasdaq or Euronext Brussels, as the case may be; provided, however, that the restrictions set forth in this Section 9.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 7.04 with respect to the matters contemplated thereby (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Offer, the Merger or the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by the Company and Parent. Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 9.03, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, and (ii) the parties may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the parties or made by one party in accordance with this Section 9.03 and do not reveal material non-public information regarding this Agreement or the transactions contemplated hereby.

SECTION 9.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 9.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) in the case of the Company, any Actions commenced or, to the Company’s Knowledge, threatened against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.13.

In no event shall the delivery of any notice by a party pursuant to this Section 9.05 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 9.06. Merger Without Vote of Stockholders. The parties shall take all necessary and appropriate action to cause the Merger to be effective without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL as soon as practicable following the Acceptance Time.

SECTION 9.07. Financing Cooperation.

(a) Prior to the Acceptance Time, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the respective Representatives of the Company and its Subsidiaries to provide to Parent and Merger Sub such cooperation in connection with the Financing as may be reasonably requested by Parent or Merger Sub, including using reasonable best efforts to:

(i) assist in preparation for and participation, upon reasonable advance notice, in a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, underwriters, book-runners or agents for, and prospective lenders under, the Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions);

(ii) assist Parent, Merger Sub and their potential financing sources in the preparation of bank information memoranda and similar marketing documents for any of the Financing (including the provision of customary “backup” or factual support to the extent reasonably requested by the Financing Sources or any potential financing sources, or as otherwise reasonably required for purposes of the Financing), including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders, confirming the accuracy in all material respects (when taken together with all supplements or updates thereto) of the information provided and identifying any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that the public-side version of such memoranda does not include material non-public information about the Company and its Subsidiaries or their securities;

(iii) reasonably cooperate with the customary marketing efforts of Parent, Merger Sub and their potential financing sources;

(iv) deliver, as promptly as reasonably practicable, to Parent, Merger Sub and their potential financing sources, the Required Information, and supplement the Required Information to the extent that any Required Information, to the Knowledge of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as soon as reasonably practicable after obtaining Knowledge thereof (it being understood that (A) to the extent any Required Information is contained in any Company SEC Documents, such inclusion shall constitute delivery to Parent and Merger Sub hereunder and (B) notwithstanding anything to the contrary, in no circumstances shall the Company be required to provide any financial statements hereunder that are not required to be included in any Company SEC Document, including any Company SEC Documents filed after the date hereof);

(v) deliver to Parent and Merger Sub (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows and (B) within 75 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of operations and cash flows (it being understood that (A) to the extent any Required Information is contained in any Company SEC Documents, such inclusion shall constitute delivery to Parent and Merger Sub hereunder and (B) notwithstanding anything to the contrary, in no circumstances shall the Company be required to provide any financial statements hereunder that are not required to be included in any Company SEC Document, including any Company SEC Documents filed after the date hereof);

(vi) obtain customary consents, approvals and authorizations required in connection with the Financing as may be reasonably requested by Parent;

(vii) reasonably cooperate in any customary process required for due diligence and verification;

(viii) take all customary corporate actions reasonably requested by Parent and Merger Sub that are necessary or advisable to permit the consummation of the Financing, including with respect to corporate actions of the Surviving Corporation to be effected immediately following the Acceptance Time and any financing, and to permit the proceeds thereof, together with the cash of the Company and its Subsidiaries, if any, to be made available at the Acceptance Time to consummate the transactions contemplated hereby, and including as required under, or in furtherance of, Section 7.12; and

(ix) no later than five (5) Business Days after request by Parent at least ten (10) Business Days prior to the Closing Date, provide all documentation and other information relating to the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent requested by Parent, Merger Sub or their potential financing sources.

(b) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or their respective Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business, which are hereby approved for distribution by the Company, with their potential financing sources and other prospective lenders in connection with any marketing efforts undertaken as part of the Financing; provided that the recipients of such information agree to be bound by customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of the Company’s Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 9.07 to: (i) take any action or provide any assistance (A) that unreasonably interferes in any material respect with the ongoing operations of the Company or its Subsidiaries, (B) to the extent it would reasonably be expected to cause any representation or warranty of the Company in this Agreement to be breached or any Offer Condition to fail to be satisfied or (C) that the Company reasonably believes would result in a violation by it or any of its Subsidiaries of any Material Contract or any material confidentiality arrangement (having taken reasonable steps to procure permission to take the action or provide the assistance requested of the Company or its applicable Subsidiary) or the loss of any legal or other applicable privilege by the Company or any of its Subsidiaries in a manner that would be materially adverse to their respective interests; (ii) execute or deliver any Contract that by its terms becomes effective prior to the Closing Date or is not capable of being terminated without liability to the Company or any of its Affiliates upon the termination of this Agreement; (iii) except as otherwise expressly provided in this Agreement, take any corporate or similar action in connection with the Financing that is not conditioned on the occurrence of the Acceptance Time; (iv) except as set forth in clause (i)(C) above, agree to any amendment or modification, effective prior to the Closing, of any existing Contract to which it is a party; or (v) pay any commitment or other similar fee in connection with the Financing prior to the Acceptance Time. In each case, the Company’s cooperation shall be at Parent’s written request, and Parent shall reimburse the Company for its reasonable and documented out-of-pocket expenses incurred in connection therewith. No Affiliate of the Company as of immediately prior to the Acceptance Time (other than its Subsidiaries) shall have any obligations under this Section 9.07 following the Acceptance Time.

(c) Notwithstanding the provisions of the Confidentiality Agreement, the Company hereby agrees with and consents to the disclosure to any Financing Sources (or potential financing sources) by Parent, Merger Sub or any of their respective Representatives of any Required Information or any other information provided by the Company or its Representatives in accordance with this Section 9.07, for purposes of and in connection with the Financing (in the case of any nonpublic information with respect to the Company, solely to the extent that is subject to customary confidentiality arrangements).

(d) Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent shall, subject to the terms and conditions of this Agreement, continue to be obligated to consummate the transactions contemplated by this Agreement, until such time as the Agreement is terminated in accordance with its terms; provided, in any case, that the Offer Conditions have been satisfied or, to the extent permitted by applicable Law, waived.

SECTION 9.08. Financing.

(a) Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Finance Documents, and Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision be granted under, the Finance Documents, except that, without the prior consent of the Company, Parent may amend the Finance Documents to: (i) amend pricing terms (including pursuant to any “market flex” provisions contained in any Finance Document or side letter); (ii) replace or add lenders, arrangers, underwriters, book-runners, agents or similar entities; or (iii) make any other changes that do not (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing, if such reduction would reduce the aggregate amount of Financing below the amount required, when taken together with all other sources of funding available for payment thereof, to pay the aggregate Closing Amount at the Acceptance Time and on the Closing Date (subject to the provisions in the final sentence of this Section 9.08(a)), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the Financing Conditions in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the Financing Conditions) on the Closing Date or (C) adversely impact the ability of Parent to enforce its rights against other parties to the Finance Documents. For purposes of Section 6.07, Section 9.07 and this Section 9.08, references to “Financing” shall include the Financing contemplated by the Finance Documents as it may be amended, modified or replaced in accordance with this Section 9.08(a), and references to “Finance Documents” shall include such documents as they may be amended, modified or replaced in accordance with this Section 9.08(a). Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall have the right to replace all or any portion of the Financing contemplated by the Finance Documents with any other debt or equity financing, from the same or any alternative financing sources, so long as such substitute financing would not impose new, revised or additional conditions precedent to the availability of such financing relative to the Financing in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of such financing relative to the Financing or otherwise adversely impact the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement at the Acceptance Time and on the Closing Date.

(b) Parent shall use its reasonable best efforts to (i) maintain in effect the Finance Documents and (ii) satisfy (or obtain the waiver of), on a timely basis, all Financing Conditions (not including any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish any information described in Section 9.07(a)) that are within Parent’s control, so as to consummate the Financing on or prior to the Closing Date.

(c) Parent shall give the Company notice as soon as reasonably practicable following the occurrence of a Financing Adverse Event; provided that Parent shall not be required to provide any such notice or additional information in connection with such notice to the extent disclosure would be prohibited under applicable Law or such disclosure could reasonably be expected to result in a waiver of attorney-client privilege. If all or any portion of the Financing becomes unavailable as a result of a Financing Adverse Event, and such portion is required, when taken together with all other sources of funding available for payment thereof, to pay the aggregate Closing Amount, then Parent shall use reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative debt financing from alternative sources in an amount sufficient, when taken together with available cash of Parent and any then-available Financing pursuant to the Finance Documents, to consummate the Offer and the Merger.

ARTICLE 10

CONDITIONS TO THE MERGER

SECTION 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by each such party) as of the Closing of the following conditions:

(a) Laws and Governmental Orders. There shall not be in effect (i) any temporary restraining order, preliminary or permanent injunction or other order, in each case issued by a Governmental Authority of competent jurisdiction, that prohibits or makes illegal the consummation of the Merger or (ii) any Law applicable to the Merger that prohibits or makes illegal the consummation of the Merger.

(b) Purchase of Shares in the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

ARTICLE 11

TERMINATION

SECTION 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Acceptance Time, as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Acceptance Time shall not have occurred at or before 5:00 p.m. (New York City time) on July 18, 2022 (the “End Date”); provided that, if any of the Offer Conditions set forth in clause (b) of Annex I (solely as it relates to any Antitrust Laws) or clause (c) of Annex I has not been satisfied or, to the extent permissible, waived on or prior to July 18, 2022 but all other Offer Conditions set forth in Annex I have been satisfied (other than (x) those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, so long as such Offer Conditions are reasonably capable of being satisfied if the Acceptance Time were to occur on July 18, 2022 and (y) the Minimum Condition) or, to the extent permissible, waived, then the End Date may be extended to (and including) 5:00 p.m. (New York City time) on October 18, 2022, by either the Company or Parent, by delivery of written notice to the other of such parties at or prior to 5:00 p.m. (New York City time) on July 18, 2022, without further action of the other party, and, if so extended, such date shall be the “End Date”; provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of the Acceptance Time to have occurred at or before the End Date;

(ii) a Governmental Authority of competent jurisdiction shall have issued an order, a decree or a ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall be conditioned upon the party seeking to terminate this Agreement pursuant to this Section 11.01(b)(ii) having used reasonable best efforts to prevent the entry of and to remove such final and non-appealable order, decree, ruling or other action in accordance with, and subject to the limitations set forth in, Section 9.01; provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the issuance of such order, decree or ruling or the taking of such other action by a Governmental Authority; or

(iii) if, following the Expiration Time, Merger Sub shall not have accepted for payment all Shares validly tendered (and not withdrawn) pursuant to the Offer within the time period specified in Section 2.01(f)(i); provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 11.01(b)(iii) if a breach by such party of any provision of this Agreement shall have been the primary cause of or primarily resulted in Merger Sub not having accepted for payment any Shares pursuant to the Offer within the time period specified in Section 2.01(f)(i);

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred; or

(ii) the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the Offer Conditions not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) 30 days of receipt by the Company of written notice from Parent of such breach or failure or (B) three (3) Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 11.01(c)(ii) if Parent or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of an Offer Condition to be satisfied;

(d) by the Company:

(i) in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; provided that (A) the Company has materially complied with its covenants and agreements under Section 7.04 and (B) the Company pays the Termination Fee to Parent in accordance with Section 11.02(b)(iv); or

(ii) if Parent or Merger Sub shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the Offer Conditions not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by Parent or Merger Sub within the earlier of (A) 30 days of receipt by Parent of written notice from the Company of such breach or failure or (B) three (3) Business Days prior to the End Date;

provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(d)(ii) if the Company has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of an Offer Condition to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties.

SECTION 11.02. Effect of Termination.

(a) Except to the extent provided in Section 11.02(b) and Section 11.02(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 11, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any party of any liability or damages to any other party resulting from any fraud or Willful Breach and (ii) the provisions set forth in this Section 11.02 and Article 12 (and any related definitions contained in any such Sections or Article) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b) The Company shall pay in cash to Parent or its designee, by wire transfer of immediately available funds, a termination fee of $59,000,000 (the “Termination Fee”), if this Agreement is terminated:

(i) by either the Company or Parent, in each case, pursuant to Section 11.01(b)(i) or Section 11.01(b)(iii), or by Parent pursuant to Section 11.01(c)(ii), and, in each case, (A) an Acquisition Proposal shall have been publicly made directly to the Company’s stockholders or shall otherwise have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification, in each case, (1) prior to the date of such termination, with respect to any termination pursuant to Section 11.01(b)(i) or Section 11.01(c)(ii), or (2) prior to the Expiration Time, with respect to termination pursuant to Section 11.01(b)(iii), and (C) at any time within 12 months after such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal that is ultimately consummated (whether during such 12-month period or thereafter) or (2) there shall have been consummated any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); in which case the Termination Fee shall be paid immediately prior to or concurrently with the occurrence of either of the applicable events described in the foregoing clause (C);

(ii) by Parent pursuant to Section 11.01(c)(i); in which case the Termination Fee shall be paid no later than three Business Days after the date of such termination;

(iii) by (A) the Company pursuant to Section 11.01(b)(i) or (B) by either Parent or the Company pursuant to Section 11.01(b)(iii), and, in each such case of clause (A) or (B), at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 11.01(c)(i); in which case the Termination Fee shall be paid no later than, in the case of such termination by Parent, three Business Days or, in the case of such termination by the Company, one Business Day, in each case, after the date of such termination; or

(iv) by the Company pursuant to Section 11.01(d)(i); in which case the Termination Fee shall be paid concurrently with, and as a condition to, the effectiveness of such termination.

(c) The Company hereby acknowledges and agrees that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 11.02 and, in order to obtain such payment, Parent or Merger Sub, as applicable, commences a suit that results in a judgment against the Company for the fees or expenses set forth in this Section 11.02 or any portion of such fees or expenses, the Company shall pay Parent or its designee its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable by, and is paid by, the Company, the Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its former, current or future stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Merger to be consummated; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any fraud or Willful Breach. The parties acknowledge and agree that the Company shall not be obligated to pay the Termination Fee on more than one occasion.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgment of receipt) and shall be given, if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

UCB S.A.

Allée de la Recherche, 60

B-1070 Brussels

Belgium

Attention: William Silbey, Executive Vice President – General Counsel

E-mail: Bill.Silbey@ucb.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:         J. D. Weinberg

                          Kyle Rabe

E-mail: jweinberg@cov.com

                          krabe@cov.com

if to the Company prior to the Effective Time, to:

Zogenix, Inc.

5959 Horton Street

Suite 500

Emeryville, CA 94608

Attention: Shawnte M. Mitchell

E-mail: smitchell@zogenix.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive

20th Floor

Costa Mesa, CA 92626

Attention: R. Scott Shean

E-mail: scott.shean@lw.com

and

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92310

Attention: Cheston Larson, Esq.

E-mail: cheston.larson@lw.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 12.01. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 12.02. Survival of Representations, Warranties and Covenants. None of the representations warranties, covenants or agreements contained herein and in any schedule, instrument, certificate or other writing delivered pursuant hereto shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time. After the Effective Time, neither Parent nor Merger Sub shall be permitted to assert that any breach by the Company of any of its covenants or obligations under this Agreement resulted in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

SECTION 12.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Acceptance Time, no amendment shall be made that (i) decreases the amount, or changes the form, of the Offer Price or the Merger Consideration or (ii) would require the approval of the stockholders of the Company under applicable Law, unless such approval has been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c) Notwithstanding the foregoing provisions of this Section 12.03, no amendment or modification to this Section 12.03(c), the provisions of Section 12.07(b), Section 12.08(b), Section 12.09, Section 12.14 or Section 12.15 in a manner that is materially adverse to the Financing Sources shall become effective without the prior written consent of the materially adversely affected Financing Sources.

SECTION 12.04. Expenses.

(a) Except as otherwise provided herein (including in Section 12.04(b)), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) In the event that this Agreement is terminated by either Parent or the Company pursuant to (i) Section 11.01(b)(i) and, at the time of such termination, one or more of the Offer Conditions set forth in clause (b) of Annex I (solely as it relates to any Antitrust Laws) or clause (c) of Annex I was or were not satisfied, or (ii) Section 11.01(b)(ii) as the result of any order, decree, ruling or other action of or by a Governmental Authority arising under any Antitrust Law, and, in the case of each of the foregoing clauses (i) or (ii), at the time of such termination, (A) all of the Offer Conditions set forth in Annex I (other than the Offer Conditions referred to in the foregoing clause (i)) have been satisfied (except for (x) those Offer Conditions that by their nature are to be satisfied at the Acceptance Time, provided that such conditions were then capable of being satisfied if the Acceptance Time had occurred as of the time of such termination, and (y) the Minimum Condition) or, to the extent permissible, waived and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have primarily contributed to the failure of any Offer Conditions referred to in the foregoing clause (i) or the imposition of the order, decree, ruling or other action that resulted in the termination referred to in the foregoing clause (ii), as applicable, then Parent shall pay the fees and expenses of counsel, accountants and consultants (but, for the avoidance of doubt, not any other fees or expenses) incurred by the Company or on the Company’s behalf in connection with or related to the entry into this Agreement, in an amount in the aggregate not to exceed $5,000,000, which payment shall be made to the Company not later than three (3) Business Days after delivery to Parent of notice of demand for payment setting forth in reasonable detail all such fees and expenses.

SECTION 12.05. Disclosure Schedule and SEC Document References.

(a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.

(b) The parties hereto agree that any information contained in any part of the Company SEC Documents shall only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.

SECTION 12.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding on and, except as provided in Section 8.02, shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time, (ii) as collateral to any Financing Sources at any time, and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

SECTION 12.07. Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b) Notwithstanding anything herein to the contrary, the parties hereto irrevocably agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (in their capacities as such) arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Financing, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such jurisdiction that would result in the application of the laws of any other jurisdiction.

SECTION 12.08. Jurisdiction.

(a) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

(b) Notwithstanding anything herein to the contrary, any Action against any Financing Source in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby shall be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any Action against the Financing Sources (in their capacities as such) in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Financing or the transactions contemplated hereby or thereby may not be enforced in or by the above-named court.

SECTION 12.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

SECTION 12.10. Counterparts; Effectiveness. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 12.11. Entire Agreement. This Agreement (including the Company Disclosure Schedule), the CVR Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 12.14. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) solely if the Acceptance Time occurs, (i) the right of the Company’s stockholders to receive the Offer Price or Merger Consideration, as applicable, following the Acceptance Time or the Effective Time, as applicable, in each case in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Stock Awards and participants in the Company’s ESPP to receive the applicable treatment pursuant to Article 3 in accordance with the terms of this Agreement; (b) the provisions set forth in Section 8.02 with respect to the Persons referred to therein; and (c) the provisions set forth in Section 12.03(c), Section 12.07(b), Section 12.08(b), Section 12.09, Section 12.15 and this Section 12.14 (in each case, to the extent they relate to the Financing Sources) which are intended to be for the benefit of, and shall be enforceable by, the Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 12.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 12.15. Non-Recourse. Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, the Company agrees that neither it nor any of its Subsidiaries shall have any claim against any Financing Source, nor shall any Financing Source have any liability whatsoever to the Company or any of its Subsidiaries, in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

UCB S.A.

By:	/s/ Emmanuel Caeymaex
Name: Emmanuel Caeymaex
Title: Executive Vice President, Head of Immunology and U.S. Solutions

ZINC MERGER SUB, INC.

By:	/s/ Jennifer L. Trevett
Name: Jennifer L. Trevett
Title: Vice President and Secretary

ZOGENIX, INC.

By:	/s/ Stephen J. Farr
Name: Stephen J. Farr
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

ANNEX I

Offer Conditions

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”) dated as of January 18, 2022, among UCB S.A., a société anonyme formed under the laws of Belgium, Zinc Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent, and Zogenix, Inc., a Delaware corporation, to which this Annex I is attached. References herein to Sections are to Sections of the Agreement unless otherwise specified.

Notwithstanding any other provision of the Agreement or the Offer to the contrary, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the 1934 Act, pay for, and may delay the acceptance for payment of or, subject to any such rules and regulations, the payment for, any Shares validly tendered and not validly withdrawn pursuant to the Offer, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Time (subject to any extensions of the Offer pursuant to Section 2.01(d) of the Agreement), if: (A) the Minimum Condition shall not be satisfied; or (B) any of the additional conditions set forth below shall not be satisfied or waived in writing by Parent:

(a)

Minimum Condition. There shall have been validly tendered in accordance with the terms of the Offer and “received” (as defined in Section 251(h)(6)(f) of the DGCL, and excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been so “received”), and not validly withdrawn, a number of Shares that, together with the Shares then owned by Parent or Merger Sub, represents at least a majority of the Shares then outstanding (the “Minimum Condition”).

(b)

Laws and Governmental Orders. There shall not be in effect (i) any temporary restraining order, preliminary or permanent injunction or other order, in each case issued by a Governmental Authority of competent jurisdiction, that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or that imposes any Regulatory Action or (ii) any Law applicable to the Offer or the Merger that prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger or that imposes any Regulatory Action.

(c)

Antitrust Approval. (i) Any waiting period (and any extension thereof, including under any agreement between a party and a Governmental Authority agreeing not to consummate the Offer or the Merger prior to a certain date entered into in compliance with the Agreement) applicable to the Offer or the Merger under the HSR Act shall have been terminated or expired, and (ii) any other clearance, approval or consent under any other applicable Antitrust Law shall have been obtained or any Governmental Authority exercising jurisdiction under any other applicable Antitrust Law has failed to render a decision in the relevant time period, so that the transactions contemplated by the Agreement are deemed to be cleared, approved or consented to under such other applicable Antitrust Law.

(d)

Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 5.10(b) shall be true and correct as of immediately prior to the Acceptance Time as though made as of such time, (ii) Section 5.05(a) shall be true and correct as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, (iii) Section 5.01, Section 5.02, Section 5.03(a), Section 5.20, Section 5.21 and Section 5.22 that are (A) qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), and (iv) the other provisions of Article 5 shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the date of this Agreement and as of immediately prior to the Acceptance Time as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)

Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all the obligations, agreements and covenants contained in this Agreement to be performed and complied with by the Company at or prior to the Acceptance Time pursuant to the terms of the Agreement.

(f)

No Company Material Adverse Effect. Since the date of the Agreement, there shall not have occurred any Effect that has or would reasonably be expected to have, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing.

(g)

Closing Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the date on which the Acceptance Time occurs, to the effect that the conditions set forth in paragraphs (e), (f) and (g) above have been satisfied.

(h)	No Termination. The Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to and in accordance with the terms and conditions of the Agreement.

Subject to the terms and conditions of the Agreement, the foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC, may be waived by Parent or Merger Sub, in whole or in part, at any time, at the sole discretion of Parent or Merger Sub; provided that the Minimum Condition and the Termination Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure or delay by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Exhibit A

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”) dated as of [•], 2022, between UCB S.A., a société anonyme formed under the laws of Belgium (“Parent”), and [•], a [•], as Rights Agent.

INTRODUCTION

WHEREAS, Parent, Zinc Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Zogenix, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of January 18, 2022 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) and (b) following the acceptance for payment of the Shares pursuant to the Offer, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer or the Merger, as the case may be, the holders of Shares and holders of In the Money Options, Company RSUs and Company PSUs (each as defined in the Merger Agreement) will become entitled to receive the contingent cash payment hereinafter described upon the achievement of the milestone hereinafter described;

WHEREAS, pursuant to the respective terms of the Merger Agreement and the Convertible Notes Indenture (as defined below), as a result of the consummation of the Merger, holders of Convertible Notes (as defined below), upon conversion thereof, will become entitled (to the extent the Surviving Corporation (as defined in the Merger Agreement) does not elect to deliver cash to the converting holders in lieu of delivering the Merger Consideration otherwise deliverable upon conversion of such Convertible Notes) to receive the contingent cash payment hereinafter described upon the achievement of the milestone hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CVR (as defined below) is $2.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as defined below), as follows:

ARTICLE 1

DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Adverse COMP Opinion” has the meaning set forth in Section 4.4(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Brussels, Belgium are authorized or required by applicable law or executive order to close.

“Calendar Year” means the period of twelve consecutive months beginning on January 1 and ending on December 31 of each calendar year.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger, consolidation or other business combination involving Parent in which Parent is not the surviving entity or (c) any other transaction (including any issuance of securities) involving Parent in which the holders of voting securities of Parent immediately prior to such transaction collectively own securities representing less than 50% of Parent’s voting power immediately after such transaction, in the case of each of the foregoing clauses (a), (b) and (c), whether effected directly or indirectly, and whether effected in a single transaction or a series of related transactions.

“Code” means the Internal Revenue Code of 1986.

“Commercially Reasonable Efforts” means the level of efforts and resources that are consistent with the level of efforts and resources normally used, in good faith, by Parent to obtain a marketing authorization for an orphan medicinal product by the European Commission for a product which is at a similar stage in development and has a similar market potential as the Product (“Relevant Product”), taking into account all scientific, commercial and other relevant factors that Parent, exercising good faith, would normally take into account with Relevant Products that it owns or has in-licensed, including patent coverage, expiration and term extension, regulatory and other exclusivity, manufacturing and supply chain, product profile, safety and efficacy, anticipated product labeling, the competitiveness of alternative products in the marketplace or under development, the regulatory structure involved, the regulatory environment, the availability of coverage and reimbursement, and the expected profitability of the applicable product (including development costs and time lines, cost of goods and all other costs associated with the applicable product and time lines associated with commercial entry); provided that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with, and subject to, the terms hereof.

“Company” has the meaning set forth in the recitals hereto.

“Convertible Notes” means the Company’s 2.75% Convertible Senior Notes due 2027 issued under the Convertible Notes Indenture.

“Convertible Notes Indenture” means the Indenture, dated as of September 28, 2020, between the Company and U.S. Bank National Association, as trustee, as amended or supplemented to the date of this Agreement.

“CVRs” means the rights of Holders to receive a contingent cash payment pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“DTC” means The Depository Trust Company or any successor thereto.

“EMA” means the European Medicines Agency or any successor agency thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Award Holder” means the Holders of CVRs granted with respect to In the Money Options, Company RSUs and Company PSUs.

“EU Approval” means approval by the European Commission of the therapeutic indication for seizures associated with Lennox-Gastaut syndrome for the Product, where that approval expressly refers to the Product (a) under the brand name Fintepla® and (b) as an orphan medicinal product for human use. For the avoidance of doubt, EU Approval does not refer to approval by a Governmental Authority in one or more individual countries of the European Union or to a positive opinion by EMA’s Committee for Medicinal Products for Human Use.

“Governmental Authority” means any (a) any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality and (b) any entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, including any notified body licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive 93/42/EEC, the EU Medical Devices Regulation (EU) 2017/745, and applicable harmonized standards.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Licensee” means any licensee or sublicensee with respect to rights to develop or commercialize the Product.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Merger Sub” has the meaning set forth in the recitals hereto.

“Milestone” means the receipt by any Selling Entity of EU Approval, following an opinion rendered by the Committee for Orphan Medicinal Products of the EMA recommending that fenfluramine hydrochloride for the treatment of Lennox-Gastaut syndrome not be removed from the Community Register of Orphan Medicinal Products.

“Milestone Non-Achievement Notice” means a written notice delivered by Parent to the Rights Agent indicating that the Milestone was not achieved.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Outside Date” means December 31, 2023.

“Milestone Payment” means $2.00 per CVR.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.

“Milestone Payment Date” has the meaning set forth in Section 2.4(a).

“Offer” has the meaning set forth in the recitals hereto.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the preamble hereto.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy, (b) pursuant to a court order, (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, or (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

“Person” means any individual, Entity or Governmental Authority.

“Product” means the product containing fenfluramine hydrochloride as an active pharmaceutical ingredient and currently marketed by the Company under the brand name Fintepla®, or as such product may be marketed by a Selling Entity outside of the United States under a brand name other than Fintepla®.

“Rights Agent” means the Rights Agent named in the preamble to this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Selling Entity” means Parent, any Assignee, any Licensee, any Subsidiary of Parent or any Assignee or Licensee, and any transferee, successor or assignee of the rights of any of the foregoing to develop or commercialize the Product (but not a wholesaler or distributor of the Product, with or without packaging rights, that is not otherwise a Selling Entity).

“Shares” has the meaning set forth in the recitals hereto.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such Person.

“Tax” means (a) any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum tax, base erosion minimum, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property, escheat, and other tax of any kind, and any other similar fees, governmental charges, levies, excises, duties or assessments of any kind whatsoever, together with any interest, penalty, or addition thereto under applicable law and (b) any penalty (and interest with respect thereto) imposed for the failure to timely and properly file any Tax Return.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, or other document, together with any schedule and attachment thereto and any amendment thereof, filed or required to be filed under applicable Tax law with any Taxing Authority in connection with Taxes .

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

Section 1.2 Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to any applicable law shall be deemed to refer to such applicable law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The parties hereto have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs. The CVRs represent the rights of Holders (granted to the initial Holders pursuant to the Merger Agreement and the Convertible Notes Indenture) to receive a contingent cash payment pursuant to this Agreement.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be null and void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Shares held by DTC on behalf of the street holders of the Shares as of immediately prior to the Effective Time (as defined in the Merger Agreement). The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of Shares by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of any Holder, the Rights Agent will make available to such Holder a list of the other Holders, the number of CVRs held by such Holder and the contact information maintained by the Rights Agent with respect to each Holder.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any Section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures.

(a) If the Milestone is achieved on or prior to the Milestone Outside Date, then as promptly as practicable (and in any event no later than thirty (30) days) after the date on which the Milestone is achieved (the “Milestone Payment Date”), Parent shall deliver to the Rights Agent (i) written notice indicating that the Milestone has been achieved (the “Milestone Notice”), (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable shall be retained by Parent for payment pursuant to Section 2.4(b)). If the Milestone shall not have been achieved on or prior to the Milestone Outside Date, Parent shall deliver to the Rights Agent a Milestone Non-Achievement Notice within thirty (30) days thereafter.

(b) The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the Milestone Notice and, other than with respect to the Equity Award Holders, pay the Milestone Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the date of the Milestone Notice. The Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Notice, send each Holder at its registered address a copy of such Milestone Non-Achievement Notice. With respect to any Milestone Payment that is payable to Equity Award Holders, Parent shall, as soon as reasonably practicable following the Milestone Payment Date (but in any event no later than the second regular payroll date following the Milestone Payment Date, and in all events no later than the date that is 75 days following the date on which the Milestone is achieved), or shall cause the Company or an Affiliate thereof to, pay, through Parent’s, the Company’s or such Affiliate’s payroll system, the applicable Milestone Payment Amount to each such Equity Award Holder in accordance with Section 3.05 of the Merger Agreement.

(c) Except to the extent any portion of the Milestone Payment is required to be treated as imputed interest pursuant to applicable Tax law, the Holders and the parties hereto agree to treat the CVRs and the Milestone Payment for all Tax purposes as additional consideration for the Shares, In the Money Options, Company RSUs, Company PSUs and Convertible Notes pursuant to the Merger Agreement or the Convertible Notes Indenture, as the case may be, and none of the Holders and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Tax law. Parent and the Company shall report imputed interest on the CVRs pursuant to Section 483 of the Code.

(d) Parent or its applicable Subsidiary (including the Surviving Corporation) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax law, as may reasonably be determined by Parent or the Rights Agent. With respect to Equity Award Holders any such Tax withholdings on payments to Equity Award Holders, any such withholding may be made, or caused to be made, by Parent through Parent’s, the Surviving Corporation’s or its applicable Affiliate’s payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder), Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders within a reasonable amount of time in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and the Milestone Payment may be reasonably delayed in order to gather such necessary Tax forms. Parent, its Subsidiaries (including the Surviving Corporation) and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable Tax law until subsequently notified by such Holder. Parent or its applicable Subsidiary (including the Surviving Corporation) shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts deducted or withheld in respect of Taxes are promptly and properly remitted to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and as required by applicable Tax law. Parent shall deliver (or shall cause the Rights Agent, the Surviving Corporation or its applicable Affiliate to deliver) to the Person to whom such amounts would otherwise have been paid an original IRS Form 1099 (or in the case of payments to Equity Award Holders, an original IRS Form W-2, if applicable) or other reasonably acceptable evidence of such deduction or withholding.

(e) Any portion of any Milestone Payment Amount delivered to the Rights Agent that remains undistributed to a Holder six (6) months after the date of the delivery of the Milestone Notice will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Milestone Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(f) Neither Parent nor the Rights Agent will be liable to any Person in respect of any Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written notice of such abandonment to Parent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE 5 and Section 6.3.

ARTICLE 3

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities.

(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful or intentional misconduct, bad faith or gross negligence.

(b) Each Holder shall be deemed to have irrevocably appointed, authorized and directed the Rights Agent (including any successor in accordance with this ARTICLE 3) to act as the Rights Agent. Without limiting the generality of the foregoing, the Rights Agent shall have full power and authority, and is hereby directed, for and on behalf of the Holders, to take such action, and to exercise such rights, power and authority, as are authorized, delegated and granted to the Rights Agent hereunder in connection with the transactions contemplated hereby or by the Acting Holders in writing.

(c) The Rights Agent may in its discretion or upon the written request of the Acting Holders proceed to and shall be entitled and empowered to protect and enforce the rights of the Holders hereunder by such appropriate judicial proceedings as the Rights Agent shall deem most effectual to protect and enforce any such rights.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by the Rights Agent to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which shall constitute full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by the Rights Agent under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by the Rights Agent hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent, assuming the due execution and delivery hereof by Parent); nor shall the Rights Agent be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent shall indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i) Parent shall (i) pay the reasonable and documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and for all necessary and documented out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(j) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to the Rights Agent; and

(k) no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d).

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(d) The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE 4

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (a) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Shares), the names and addresses of the Holders of such securities within thirty (30) Business Days after the Effective Time, (b) in such form as Parent receives from the trustee for the Convertible Notes, the names and addresses of the Holders of such securities within ten (10) Business Days after any conversion of Convertible Notes and (c) in the case of Equity Award Holders, the name and address of the Holder set forth in the books and records of the Company at the Effective Time and in accordance with the terms of the Merger Agreement.

Section 4.2 Payment of Milestone Payment Amounts. If the Milestone has been achieved in accordance with this Agreement, Parent will, promptly following the delivery of the Milestone Notice to the Rights Agent, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4 (other than the Equity Award Holders, in respect of which any Milestone Payment Amounts shall be paid in accordance with Section 2.4(b)), the aggregate amount necessary to pay the Milestone Payment Amount to each Holder. For the avoidance of doubt: (a) the Milestone Payment Amount shall only be paid in respect of the Milestone, if at all, one time under this Agreement; and (b) the Milestone Payment shall not become payable unless the Milestone shall have been achieved on or prior to the Milestone Outside Date.

Section 4.3 Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Holders to determine the amounts payable hereunder.

Section 4.4 Additional Covenants.

(a) From the Effective Time until the earlier of (x) such date on which the European Commission grants approval of a “marketing authorisation application” or “variation application” in the European Union for the Product for the treatment of Lennox-Gastaut syndrome and (y) the Milestone Outside Date, Parent shall, and shall cause each other applicable Selling Entity to, use Commercially Reasonable Efforts to achieve the Milestone; provided that, notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) Parent or any of its Affiliates or any other applicable Selling Entity may, in its sole discretion, withdraw the “variation application” in the European Union for the Product for the treatment of Lennox-Gastaut syndrome if the Committee for Orphan Medicinal Products of the EMA renders an opinion with respect to such application that recommends that fenfluramine hydrochloride for the treatment of Lennox-Gastaut syndrome be removed from the Community Register of Orphan Medicinal Products (any such opinion, an “Adverse COMP Opinion”) and (ii) in no event shall Parent or any of its Affiliates or any other applicable Selling Entity have any duty or be required to (A) take any action that would, or would reasonably be expected to, result in the loss of the orphan drug designation for the Product for the treatment of Dravet syndrome in the European Union, including withdrawing, or requesting removal of, such orphan drug designation, (B) conduct, or commit to conduct, any additional efficacy studies (including any randomized controlled trial) in connection with obtaining regulatory approval of the Product for the treatment of Lennox-Gastaut syndrome in the European Union or (C) appeal any Adverse COMP Opinion; provided, further, that use of Commercially Reasonable Efforts in accordance with this Agreement does not guarantee that Parent will achieve the Milestone at all or by a specific date.

(b) In the event that Parent desires to consummate a Change of Control after the Effective Time and prior to the Milestone Outside Date, Parent will cause the Person acquiring or succeeding to Parent (if applicable pursuant to the structure of such Change of Control) in connection with such Change of Control to assume Parent’s obligations, duties and covenants under this Agreement, effective as of the effective time of such Change of Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent.

ARTICLE 5

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933 or the Securities Exchange Act of 1934;

(v) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or Section 6.4.

(c) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b) Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE 6

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices to Rights Agent and Parent. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received or otherwise with acknowledgment of receipt) and shall be given:

if to the Rights Agent, to it at:

[Name of Rights Agent]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

with a copy (which shall not constitute notice) to:

[name of counsel]

[address]

[address]

Attention: [name]

E-mail: [e-mail]

if to Parent, to it at:

UCB S.A.

Allée de la Recherche, 60

B-1070 Brussels

Belgium

Attention: William Silbey, Executive Vice President – General Counsel

E-mail: Bill.Silbey@ucb.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:     J. D. Weinberg

            Kyle Rabe

E-mail:       jweinberg@cov.com

          krabe@cov.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 6.1. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder to (a) in its sole discretion and without the consent of any other party, any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, or (b) with the prior written consent of the Acting Holders, any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, Parent (or the other applicable assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement, the Merger Agreement and the Convertible Notes Indenture. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 6.5 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any action, litigation or suit seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party hereto or any of its Affiliates or against any party hereto or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereto hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, litigation or suit and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, litigation or suit in any such court or that any such action, litigation or suit brought in any such court has been brought in an inconvenient forum. Process in any such action, litigation or suit may be served on any party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party hereto agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 6.5(c).

Section 6.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.7 Counterparts and Signature. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 6.8 Termination. This Agreement will be terminated and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all Milestone Payment Amounts required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, and (c) the date that is sixty (60) days after delivery of a Milestone Non-Achievement Notice to the Rights Agent. Notwithstanding anything in this Agreement to the contrary, no termination of this Agreement will relieve any party hereto of any liability for any breach of this Agreement occurring prior to such termination.

Section 6.9 Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 6.10 Payments on Next Business Day. In the event that a Milestone Payment Date or any other date by which any payment in respect of the CVRs shall be required to be made hereunder shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next Business Day thereafter with the same force and effect as if made on the applicable Milestone Payment Date or other required date, as the case may be.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

UCB S.A.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

Exhibit B

Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

ZOGENIX, INC.

The undersigned does hereby make and acknowledge this Certificate of Incorporation for the purpose of forming a business corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE I

NAME

The name of the Corporation is Zogenix, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with a par value of $0.001 per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

(a) Subject to clause (c) of this Article VII, the Corporation shall indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) Subject to clause (c) of this Article VII, the Corporation shall indemnify and hold harmless any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or other person entitled to indemnification under this Article VII is proper in the circumstances because he or she has met the applicable standard of conduct set forth in clauses (a) or (b), as the case may be, of this Article VII. Such determination shall be made, with respect to an officer or director, (i) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even if constituting less than a quorum, (ii) by a committee of directors who were not parties to such action, suit or proceeding even if constituting less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clauses (a) or (b) of this Article VII, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

(d) Notwithstanding any contrary determination in the specific case under clause (c) of this Article VII, and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to the Court of Chancery of the State of Delaware for indemnification to the extent otherwise permissible under clauses (a) or (b) of this Article VII. The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he or she has met the applicable standards of conduct set forth in clauses (a) or (b), as the case may be, of this Article VII. Neither a contrary determination in the specific case under clause (c) of this Article VII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this clause (d) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification in the Court of Chancery of the State of Delaware shall also be entitled to be paid the expense of prosecuting such application.

(e) Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VII.

(f) The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in clauses (a) and (b) of this Article VII shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in clauses (a) or (b) of this Article VII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL or otherwise.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article VII or Section 145 of the DGCL.

(h) For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII. For purposes of any determination under clause (c) of this Article VII, a person shall be deemed to have acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if his or her action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this clause (h) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this clause (h) shall not be deemed to be exclusive, or to limit in any way, the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in clauses (a) or (b), as the case may be, of this Article VII.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j) Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by clause (d) of this Article VII), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part, thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(k) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

ARTICLE VIII

LIMITATION ON LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

Any amendment, repeal or modification of this Article VIII shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article VIII in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

ARTICLE IX

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article IX.